Exhibit 99.2

SUMMARY HISTORICAL COMBINED AND UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL DATA

The following table sets forth a summary of our selected combined financial and other operating data. The historical selected combined financial and other operating data have been prepared to include the financial data of The ADT Corporation combined with all of Tyco’s residential and small business security business in the United States and Canada, and reflect a combination of the assets and liabilities that have been used in managing and operating this business. The summary results of operations data for the fiscal years ended September 30, 2011, September 24, 2010 and September 25, 2009 and the summary balance sheet data as of September 30, 2011 and September 24, 2010 are derived from the audited combined financial statements of the ADT North American Residential Security Business of Tyco International Ltd. included elsewhere in this Information Statement, which have been prepared in accordance with generally accepted accounting principles in the United States, or “GAAP.” The results of operations data for the nine months ended June 29, 2012 and June 24, 2011 and the summary balance sheet data as of June 29, 2012 are derived from the unaudited financial statements of The ADT Corporation combined with the unaudited combined financial statements of the ADT North American Residential Security Business of Tyco International Ltd. included elsewhere in this Information Statement. The summary balance sheet data as of June 24, 2011 and September 25, 2009 are derived from the unaudited combined financial statements of the ADT North American Residential Security Business of Tyco International Ltd., which are not included in this Information Statement. The unaudited financial statements have been prepared on the same basis as the audited financial statements and in our opinion include all adjustments, consisting only of normal recurring adjustments that we consider necessary for a fair statement of our results of operations and financial position for these periods and as of such dates. We have a 52 or 53-week fiscal year that ends on the last Friday in September. Fiscal years 2010 and 2009 were 52-week years, while fiscal year 2011 was a 53-week year.

This summary financial and other operating data should be read in conjunction with the financial statements of The ADT Corporation, the combined financial statements of the ADT North American Residential Security Business of Tyco International Ltd., the accompanying notes to those financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” presented elsewhere in this Information Statement.

The following table also presents summary unaudited pro forma condensed combined financial data. The pro forma adjustments give effect to the spin-off and the related transactions, as described in the notes to the unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined statements of operations for the nine months ended June 29, 2012 and the fiscal year ended September 30, 2011 give effect to the spin-off and related transactions as if they had occurred on September 25, 2010, the first day of fiscal year 2011. The unaudited pro forma condensed combined balance sheet as of June 29, 2012 gives effect to the spin-off and related transactions as if they had occurred on June 29, 2012. These unaudited pro forma condensed combined financial statements include adjustments to reflect the following:

•

the contribution to us of all of the assets and liabilities, including the entities holding the assets and liabilities, of Tyco’s residential and small business security business in the United States and Canada;

•	the distribution of shares of our common stock by Tyco to its shareholders and the elimination of historical parent company investment;

•	the post-Distribution capital structure, as described in the notes to the unaudited pro forma condensed combined financial statements; and

•

the execution of the ADT Separation and Distribution Agreement, 2012 Tax Sharing Agreement, Transition Services Agreement and other agreements described under “Certain Relationships and Related Party Transactions – Agreements with Tyco.”

For a more complete explanation see “Unaudited Pro Forma Condensed Combined Financial Data” presented elsewhere in this Information Statement.

Our historical combined financial data and pro forma condensed combined financial data may not be indicative of our future performance and do not necessarily reflect what our financial condition and results of operations would have been had we operated as an independent, publicly-traded entity during the periods presented, including changes that will occur in our operations and capitalization as a result of our spin-off from Tyco.

	Nine Months Ended			Fiscal Year Ended
	June 29, 2012	June 29, 2012(1)(2)	June 24, 2011(2)	September 30, 2011	September 30, 2011(2)	September 24, 2010(2)	September 25, 2009(2)
	($ in millions, except as otherwise indicated)
	Pro Forma	Historical		Pro Forma	Historical
Summary Statement of Operations Data:
Revenue	$2,416	$2,416	$2,316	$3,110	$3,110	$2,591	$2,248
Operating income	555	555	515	693	693	504	474
Net income	313	300	283	394	376	239	243

Summary Balance Sheet Data:
Total assets	$9,683	$8,880	$8,763		$8,739	$8,692	$6,074
Long-term debt(3)	2,525	1,537	1,556		1,506	1,326	1,095
Total liabilities(3)	4,551	3,592	3,631		3,508	3,526	2,588
Total parent company equity	5,132	5,288	5,132		5,231	5,166	3,486

Summary Cash Flow Data:
Net cash provided by operating activities		$1,131	$1,043		$1,439	$1,070	$981
Net cash used in investing activities		(815)	(663)		(909)	(1,250)	(740)
Net cash (used in) provided by financing activities		(381)	(400)		(548)	230	(259)

Combined Other Operating Data:
Ending number of customers (thousands)(4)		6,447	6,360		6,351	6,285	4,753
Gross customer additions (thousands)(4)		877	798		1,088	1,025	971
Customer attrition rate (percent)(5)		13.5%	12.9%		13.0%	13.3%	14.3%
ARPU (dollars)(6)		$38.36	$37.01		$37.24	$36.10	$35.92
EBITDA(7)		$1,194	$1,124		$1,506	$1,178	$1,034
FCF (8)		$325	$387		$537	$269	$245

(1)

Results of operations and cash flow data for the nine months ended June 29, 2012 and summary balance sheet data as of June 29, 2012 are derived from the unaudited financial statements of The ADT Corporation and the unaudited combined financial statements of the ADT North American Residential Security Business of Tyco International Ltd., which are included elsewhere in this Information Statement.

(2)

Operating income and net income include $39 million and $53 million of corporate expense allocated from Tyco for the nine months ended June 29, 2012 and June 24, 2011, respectively. Operating income and net income include $67 million, $69 million and $67 million of corporate expense allocated from Tyco for the years ended September 30, 2011, September 24, 2010 and September 25, 2009, respectively.

(3)

Long-term debt and total liabilities include $1,514 million and $1,508 million of allocated debt as of June 29, 2012 and June 24, 2011, respectively. Long-term debt and total liabilities include $1,482 million, $1,301 million and $1,068 million of allocated debt as of September 30, 2011, September 24, 2010 and September 25, 2009, respectively.

(4)

Gross customer additions for fiscal year 2010 exclude approximately 1.4 million customer accounts acquired in connection with the acquisition of Brink’s Home Security Holdings, Inc. (“Broadview Security”) in May 2010. These accounts are included in the 6.3 million ending number of customers as of September 24, 2010.

(5)

The customer attrition rate is a 52-week trailing ratio, the numerator of which is the annualized recurring revenue lost during the period due to attrition, net of dealer charge-backs and re-sales, and the denominator of which is total annualized recurring revenue during the period based on an average of recurring revenue under contract at the beginning of each month during the period. Dealer charge-backs represent customer cancellations charged by us to dealers because the customer cancelled service during the initial period of the contract, generally 12 to 15 months.

(6)

Average revenue per customer (“ARPU”) measures the average amount of recurring revenue per customer per month, and is calculated based on the recurring revenue under contract at the end of the period, divided by the total number of customers under contract at the end of the period.

(7)

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) is calculated as net income adjusted for interest, taxes and certain non-cash items which include depreciation of subscriber system assets and other fixed assets, amortization of deferred costs and deferred revenue associated with customer acquisitions and amortization of dealer and other intangible assets. This “non-GAAP measure” is further described and reconciled to net income, its closest GAAP counterpart, under “Management’s Discussion and Analysis of Financial Conditions and Results of Operations—Non-GAAP Measures” beginning on page 70.

(8)

Free cash flow (“FCF”) is calculated as net cash flow provided by operating activities less capital expenditures, internally generated subscriber systems, dealer generated customer accounts and bulk account purchases. This “non-GAAP measure” is further described and reconciled to net cash flow provided by operating activities, its closest GAAP counterpart, under “Management’s Discussion and Analysis of Financial Conditions and Results of Operations—Non-GAAP Measures” beginning on page 70.

CAPITALIZATION

The following table presents our capitalization as of June 29, 2012 on an unaudited historical basis and on an unaudited pro forma basis giving effect to the Distribution and the transactions related to the Distribution as if they occurred on June 29, 2012. This table should also be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the financial statements of The ADT Corporation, the combined financial statements of the ADT North American Residential Security Business of Tyco International Ltd., the accompanying notes to those financial statements and the “Unaudited Pro Forma Condensed Combined Financial Data” and accompanying notes included elsewhere in this Information Statement.

	As of June 29, 2012
	(unaudited) ($ in millions, except share numbers)
	Actual(1)	Pro Forma
Debt Outstanding:
Current maturities of long-term debt, including allocated debt	$1	$1
Long-term debt, including allocated debt	1,537	2,525

Parent Company Equity:
Common stock, par value $0.01 per share	—	2
Additional paid-in capital	—	5,063
Parent company investment	5,221	—
Accumulated other comprehensive income	67	67

Total Capitalization (debt plus parent company equity)	$6,826	$7,658

(1)

Balance sheet data as of June 29, 2012 are derived from the unaudited financial statements of The ADT Corporation and the unaudited combined financial statements of the ADT North American Residential Security Business of Tyco International Ltd., which are included elsewhere in this Information Statement.

We have issued senior unsecured notes in an aggregate principal amount of $2.5 billion in connection with the spin-off. In addition, we have entered into a new unsecured senior revolving credit facility in the amount of $750 million, which we do not anticipate drawing upon at this time. We also expect to have approximately $300 million of cash on hand at the time of the Distribution. Shareholders’ equity assumes 229,886,974 shares of ADT common stock outstanding, based on the number of Tyco common shares outstanding on June 29, 2012 and a one for two distribution ratio.

SELECTED HISTORICAL COMBINED FINANCIAL DATA

The following table sets forth our selected historical combined financial data. The historical selected combined financial data have been prepared to include the financial statements of The ADT Corporation combined with all of Tyco’s residential and small business security business in the United States and Canada and reflect a combination of the assets and liabilities that have been used in managing and operating this business. The combined statement of operations data for the nine months ended June 29, 2012 and June 24, 2011 and the combined balance sheet data as of June 29, 2012 have been derived from the unaudited financial statements of The ADT Corporation combined with the unaudited combined financial statements of the ADT North American Residential Security Business of Tyco International Ltd which are included elsewhere in this Information Statement. The combined statement of operations data set forth below for the fiscal years ended September 30, 2011, September 24, 2010 and September 25, 2009 and the combined balance sheet data as of September 30, 2011 and September 24, 2010 are derived from the audited combined financial statements of the ADT North American Residential Security Business of Tyco International Ltd included elsewhere in this Information Statement, which have been prepared in accordance with U.S. GAAP. The combined statement of operations data for the fiscal years ended September 26, 2008 and September 28, 2007 and the combined balance sheet data as of June 24, 2011, September 25, 2009, September 26, 2008 and September 28, 2007 are derived from the unaudited combined financial statements of the ADT North American Residential Security Business of Tyco International Ltd which are not included in this Information Statement. The unaudited financial statements have been prepared according to U.S. GAAP on the same basis as the audited financial statements and, in the opinion of our management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information set forth herein. ADT has a 52- or 53-week fiscal year that ends on the last Friday in September. Fiscal years 2010, 2009, 2008 and 2007 were all 52-week years, while fiscal year 2011 was a 53-week year.

The selected historical combined financial data presented below should be read in conjunction with the financial statements of The ADT Corporation, the combined financial statements of the ADT North American Residential Security Business of Tyco International Ltd, the accompanying notes to those financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Our combined financial data may not be indicative of our future performance and do not necessarily reflect what our financial condition and results of operations would have been had we operated as an independent, publicly-traded company during the periods presented, including changes that will occur in our operations and capitalization as a result of our spin-off from Tyco.

	Nine Months Ended		Fiscal Year Ended
	June 29, 2012(1)(2)	June 24, 2011(2)	September 30, 2011(2)	September 24, 2010(2)	September 25, 2009(2)	September 26, 2008(2)	September 28, 2007(2)
	($ in millions)
Combined Statement of Operations Data:
Revenue	$2,416	$2,316	$3,110	$2,591	$2,248	$2,190	$2,103
Operating income	555	515	693	504	474	421	398
Net income	300	283	376	239	243	222	212

Combined Balance Sheet Data:
Total assets	$8,880	$8,763	$8,739	$8,692	$6,074	$5,945	$5,914
Long-term debt(3)(4)	1,537	1,556	1,506	1,326	1,095	854	930
Total liabilities(3)	3,592	3,631	3,508	3,526	2,588	2,420	2,397
Total parent company equity	5,288	5,132	5,231	5,166	3,486	3,525	3,517

(1)

Results of operations data for the nine months ended June 29, 2012 and summary balance sheet data as of June 29, 2012 are derived from the unaudited financial statements of The ADT Corporation and the unaudited combined financial statements of the ADT North American Residential Security Business of Tyco International Ltd., which are included elsewhere in this Information Statement.

(2)

Operating income and net income include $39 million and $53 million of corporate expense allocated from Tyco for the nine months ended June 29, 2012 and June 24, 2011, respectively. Operating income and net income include $67 million, $69 million, $67 million, $71 million and $79 million of corporate expense allocated from Tyco for the years ended September 30, 2011, September 24, 2010, September 25, 2009, September 26, 2008 and September 28, 2007, respectively.

(3)

Long-term debt and total liabilities include $1,514 million and $1,508 million of allocated debt as of June 29, 2012 and June 24, 2011, respectively. Long-term debt and total liabilities include $1,482 million, $1,301 million, $1,068 million, $825 million and $905 million of allocated debt as of September 30, 2011, September 24, 2010, September 25, 2009, September 26, 2008 and September 28, 2007, respectively.

(4)	Amounts have been allocated from Tyco and are not indicative of debt that will be incurred in the future as an independent, publicly-traded company.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

The following unaudited pro forma condensed combined financial statements are derived from the historical financial statements of The ADT Corporation and the historical combined financial statements of the ADT North American Residential Security Business of Tyco International Ltd., which are included elsewhere in this Information Statement, and are prepared according to GAAP. The unaudited pro forma condensed combined statements of operations for the fiscal year ended September 30, 2011 and for the nine months ended June 29, 2012 give effect to the spin-off and related transactions as if they had occurred on September 25, 2010, the first day of fiscal year 2011. The unaudited pro forma condensed combined balance sheet as of June 29, 2012 gives effect to the spin-off and related transactions as if they had occurred on June 29, 2012. These unaudited pro forma condensed combined financial statements include adjustments to reflect the following:

•

the contribution to us of all of the assets and liabilities, including the entities holding the assets and liabilities, of Tyco’s residential and small business security business in the United States and Canada;

•	the distribution of shares of our common stock by Tyco to its shareholders and the elimination of historical parent company investment;

•	the post-spin-off capital structure, as described in the notes to the unaudited pro forma condensed combined financial statements; and

•

the execution of the ADT Separation and Distribution Agreement, 2012 Tax Sharing Agreement, Transition Services Agreement and other agreements described under “Certain Relationships and Related Party Transactions—Agreements with Tyco.”

The unaudited pro forma condensed combined balance sheet includes an adjustment to increase the amount of deferred tax assets that are reflected in our historical combined balance sheet. These deferred tax assets will be transferred to ADT from Tyco upon separation. In addition to these deferred tax assets, ADT expects to have the ability to accelerate certain tax deductions that would allow it to minimize its cash tax rate for a period of time beyond the full utilization of the deferred tax assets. No adjustments have been made to the pro forma financial statements to reflect these amounts.

In addition, no adjustments have been included in pro forma amounts for any anticipated cost savings or other efficiencies as a result of the spin-off, or for any potential inefficiencies or increased costs that may result from the separation. However, we anticipate that, as a result of the separation of our business from the commercial security business of Tyco, we will incur additional annual operating costs in the range of $30 million to $50 million.

The assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma condensed combined financial data. The assumptions used and pro forma adjustments derived from such assumptions are based on currently available information, and we believe such assumptions are reasonable under the circumstances. However, these pro forma adjustments are subject to change as we and Tyco finalize the terms of the spin-off and our agreements related to the spin-off.

The following unaudited pro forma condensed combined financial statements should be read in conjunction with the financial statements of The ADT Corporation, the combined financial statements of the ADT North American Residential Security Business of Tyco International Ltd., the accompanying notes to those financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The unaudited pro forma condensed combined financial data has been presented for informational purposes only. The pro forma data is not necessarily indicative of our results of operations or financial condition had the spin-off and the related transactions been completed on the dates assumed. Also, they may not reflect the results of operations or financial condition which would have resulted had we been operating as an independent, publicly-traded company during such periods. In addition, they are not necessarily indicative of our future results of operations or financial condition.

The ADT Corporation

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Nine Months Ended June 29, 2012

(in millions, except per share data)

	Historical
	The ADT Corporation	ADT North American Residential Security Business of Tyco International Ltd.	Pro Forma Adjustments		Pro Forma
Revenue	$—	$2,416	$—		$2,416
Cost of revenue	—	1,038	—		1,038
Selling, general and administrative expenses	—	823	—		823

Operating income	—	555	—		555
Interest expense, net	(3)	(67)	(6	)(a)	(76)

Income (loss) before income taxes	(3)	488	(6)		479
Income tax benefit (expense)	1	(186)	19	(b)	(166)

Net income (loss)	$(2)	$302	$13		$313

Pro forma earnings per share from continuing operations attributable to ADT(c):
Basic					$1.35
Diluted					$1.33
Pro forma weighted-average shares outstanding(c):
Basic					232
Diluted					235

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

The ADT Corporation

Unaudited Pro Forma Condensed Combined Statement of Operations

Fiscal Year Ended September 30, 2011

(in millions, except per share data)

	Historical
	The ADT Corporation	ADT North American Residential Security Business of Tyco International Ltd.	Pro Forma Adjustments		Pro Forma
Revenue	$—	$3,110	$—		$3,110
Cost of revenue	—	1,341	—		1,341
Selling, general and administrative expenses	—	1,076	—		1,076

Operating income	—	693	—		693
Interest expense, net	—	(89)	(6	)(a)	(95)

Income before income taxes	—	604	(6)		598
Income tax expense	—	(228)	24	(b)	(204)

Net income	$—	$376	$18		$394

Pro forma earnings per share from continuing operations attributable to ADT(c):
Basic					$1.66
Diluted					$1.64
Pro forma weighted-average shares outstanding (c):
Basic					237
Diluted					240

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

The ADT Corporation

Unaudited Pro Forma Condensed Combined Balance Sheet

As of June 29, 2012

(in millions, except per share data)

	Historical
	The ADT Corporation	ADT North American Residential Security Business of Tyco International Ltd.	Pro Forma Adjustments		Pro Forma
Assets
Current Assets:
Cash and cash equivalents	$—	$3	$297	(d)	$300
Accounts receivable trade, less allowance for doubtful accounts	—	80	—		80
Inventories	—	57	(16	)(j)	41
Prepaid expenses and other current assets	—	44	(6	)(k)	38
Deferred income taxes	—	23	—		23

Total current assets	—	207	275		482
Property and equipment, net	—	178	33	(j)	211
Subscriber system assets, net	—	1,703	—		1,703
Goodwill	—	3,396	—		3,396
Intangible assets, net	—	2,846	—		2,846
Deferred subscriber acquisition costs, net	—	454	—		454
Other assets	3	93	495	(e)(h)(i)	591

Total Assets	$3	$8,877	$803		$9,683

Liabilities and Shareholders’ Equity
Current Liabilities:
Current maturities of long-term debt	—	$1	—		1
Accounts payable	—	177	(16	)(k)	161
Accrued and other current liabilities	5	165	(12	)(k)	158
Deferred revenue	—	254	—		254

Total current liabilities	5	597	(28)		574
Long-term debt, including allocated debt	—	1,537	988	(f)(j)	2,525
Deferred subscriber acquisition revenue	—	650	—		650
Deferred tax liabilities	—	632	—		632
Other liabilities	—	171	(1	)(i)(j)(k)	170

Total Liabilities	5	3,587	959		4,551

Shareholders’ Equity:
Common shares, $0.01 par value, 1,000,000,000 authorized; 229,886,974 issued and outstanding on a pro forma basis	—	—	2	(g)	2
Additional paid in capital	—	—	5,063	(m)	5,063
Parent company investment	(2)	5,223	(252	)(l)	—
			(4,969	)(m)

Accumulated other comprehensive income	—	67	—		67

Total Shareholders’ Equity	(2)	5,290	(156)		5,132

Total Liabilities and Shareholders’ Equity	$3	$8,877	$803		$9,683

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

The ADT Corporation

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

(in millions, except per share data)

(a)	Adjusted to eliminate the interest allocated to the ADT North American Residential Security Business of Tyco International for carve-out purposes of $64 million for the nine months ended June 29, 2012 and $87 million for the year ended September 30, 2011, and to include interest expense of $67 million for the nine months ended June 29, 2012 and $89 million for the year ended September 30, 2011 on ADT’s recent issuance of $2.5 billion of fixed rate debt described in (f) below.

	For the Nine Months Ended June 29, 2012	Fiscal Year Ended September 30, 2011

Elimination of historical interest expense on debt allocated for carve out purposes described in (f) below	$(64)	$(87)

Interest expense associated with new debt raised described in (f) below	67	89

Amortization of deferred financing costs and other fees	3	4

Total pro forma adjustment to interest expense, net	$6	$6

(b)	Pro forma statement of operation adjustments have been tax effected using our pro forma effective tax rate for each tax period. The pro forma effective tax rates include the long-term tax benefit that will result from ADT’s purchase of certain intellectual property from Tyco in conjunction with the spin-off. This purchase will result in the creation of an asset for tax purposes, the amortization of which will reduce our effective tax rate over the asset’s 15 year tax life. The effective tax rate of ADT could be significantly different (either higher or lower) depending on post-spin activities.

(c)	Pro forma earnings per share from continuing operations and pro forma weighted-average shares outstanding reflect the hypothetical number of common shares we would have had outstanding if the Distribution had been completed as of June 29, 2012 and September 30, 2011, respectively, based on an expected distribution ratio of 0.5 shares of ADT common stock for each common share of Tyco. Pro forma diluted weighted-average shares outstanding reflect potential dilution from the issuance of ADT common shares from Tyco equity plans giving effect to the distribution ratio and conversion of certain Tyco equity awards into ADT equity awards. While the actual impact on a go-forward basis will depend on various factors, including employees who may change employment from one company to another, we believe the estimate provided yields a reasonable approximation of the dilutive impact of Tyco equity plans. We expect that the actual amounts will differ from these estimates.

(d)	To adjust cash and cash equivalents as follows:

Settlement of receivables due to/from Tyco and Affiliates	$(85)
Net proceeds raised from debt issuance	2,468
Repayment of long-term portion of allocated debt and cash transactions with Tyco in connection with the separation	(2,086)

Total pro forma adjustment to cash and cash equivalents	$297

(e)	Reflects a $20 million increase to other assets related to deferred financing costs associated with ADT’s recent debt issuance of $2.5 billion.

(f)	Reflects a $1.5 billion elimination of long-term debt that was allocated to ADT for carve out purposes. Also reflects ADT’s recent issuance of $2.5 billion of debt. The aggregate principal amount of $2.5 billion is comprised of $750 million of 2.25% notes that will mature on July 15, 2017, $1.0 billion of 3.50% notes that will mature on July 15, 2022, and $750 million of 4.875% notes that will mature on July 15, 2042.

(g)	Reflects 229,886,974 common shares at a par value of $0.01 per share. The number of common shares is based on the number of Tyco common shares outstanding on June 29, 2012 and an expected distribution ratio of 0.5 shares of ADT common stock for each common share of Tyco.

(h)	Reflects a $37 million increase to an income tax sharing receivable, as defined by the Tax Sharing Agreement that will be entered into with Tyco. The actual amounts that ADT may be entitled to receive under this agreement could vary depending upon the outcome of the unresolved tax matters, which may not be resolved for several years.

(i)	Other assets reflects a $411 million increase to deferred tax assets for U.S. federal and state net operating loss and tax credit carryforwards that will be transferred to ADT from Tyco upon separation and a $27 million increase to deferred charges related to ADT’s purchase of certain intellectual property from Tyco in conjunction with the spin-off.

Other liabilities reflects a $56 million increase to non-current income taxes payable for certain U.S. income tax liabilities related to uncertain tax positions that will be transferred to ADT from Tyco upon separation and a $13 million increase to reflect the fair value of the ADT contractual obligation to Tyco and Tyco Flow Control under the 2012 Tax Sharing Agreement which will be entered into at the time of the spin-off.

(j)	Reflects net impact of final assignment of shared assets and liabilities between ADT and the commercial security business of Tyco as shown below:

Assets:
Inventory	$(16)
Property and equipment, net	33

Liabilities:
Other liabilities	$(7)
Long-term debt	13

(k)	Reflects a $85 million settlement of net payables due to Tyco and its affiliates as shown below:

Assets:
Prepaid expenses and other current assets	$6

Liabilities:
Accrued and other current liabilities	$(12)
Other liabilities	(63)
Accounts payable	(16)

Settlement of net payables due to Tyco and Affiliates	$(85)

(l)	Represents a reduction to parent company investment to reflect the following:

•	the increase in debt of $1.0 billion related to our recent issuance of $2.5 billion of debt described in (f) above; and

•

the increase to non-current income taxes payable of $56 million and a $13 million increase to reflect the fair value of ADT’s contractual obligation to Tyco and Tyco Flow Control described in (i) above.

This reduction is partially offset by increases to equity to reflect the following:

•	the increase in cash and cash equivalents of $297 million due to our anticipated capital structure described in (d) above;

•	the increase of an income tax sharing receivable of $37 million described in (h) above;

•	the increase of $411 million to deferred tax assets described in (i) above;

•	the increase of $27 million to other assets described in (i) above; and

•	the increase of $20 million to other assets for deferred financing costs described in (e) above.

(m)	Represents Tyco’s net investment in ADT which was recorded as parent company investment in the historical financial statements of The ADT Corporation and the historical combined financial statements of the ADT North American Residential Security Business of Tyco International Ltd.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Introduction

The following information should be read in conjunction with the financial statements of The ADT Corporation, the combined financial statements of the ADT North American Residential Security Business of Tyco International Ltd., the accompanying notes to those financial statements and the “Selected Historical Combined Financial Data” included elsewhere in this Information Statement. The following discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including but not limited to those under the headings “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements.”

On September 19, 2011, Tyco announced its plan to spin-off its residential and small business security business in the United States and Canada into a separate independent, publicly-traded company, to be accomplished by means of a pro rata dividend to Tyco’s shareholders. Following the spin-off, Tyco shareholders will own all of the outstanding shares of ADT, and we will operate as an independent, publicly-traded company.

Prior to the spin-off, Tyco will complete the Internal Transactions as described in “Certain Relationships and Related Party Transactions—Agreements with Tyco.” Additionally, we and Tyco expect to enter into a series of agreements, including the ADT Separation and Distribution Agreement, Transition Services Agreements, 2012 Tax Sharing Agreement and certain other commercial arrangements which are also described in “Certain Relationships and Related Party Transactions—Agreements with Tyco.” Completion of the Distribution is subject to certain conditions, as described in “The Spin-Off—Spin-off Conditions and Termination.”

In connection with the transition to being a stand-alone public company, we will incur certain costs. These costs relate primarily to accounting, tax, legal and other professional costs; financing costs in connection with obtaining our financing as a standalone company; compensation, such as modifications to certain incentive awards upon completion of the spin-off; recruiting and relocation costs associated with hiring our senior management personnel; and costs to separate information systems. In addition, we will incur certain ongoing costs including corporate overhead, debt and related interest expense as a stand-alone public company, which may differ from allocated amounts included in the combined financial statements of the ADT North American Residential Security Business of Tyco International Ltd.

The combined financial statements of the ADT North American Residential Security Business of Tyco International Ltd. have been prepared to include all of Tyco’s residential and small business security business in the United States and Canada and reflect a combination of the assets and liabilities that have been used in managing and operating this business. All revenue and most assets and liabilities, including subscriber-related assets and liabilities, and most expenses reflected in the combined financial statements of the ADT North American Residential Security Business of Tyco International Ltd. are directly associated with ADT’s business. Due to existing functions and facilities shared among Tyco and us, certain working capital, property and equipment and operating expense balances have been allocated to ADT. We used certain underlying activity drivers as a basis of allocation, including revenue, materials usage, head-count utilization and other factors. Management believes that such allocations are reasonable; however, they may not be indicative of the financial position, results of operations and cash flows that would have been achieved had we operated as an independent stand-alone entity for the periods presented. We anticipate that, as a result of the separation of our business from the commercial security business of Tyco, we will incur additional annual operating costs in the range of $30 million to $50 million.

In addition, certain general corporate overhead, debt and related interest expense have been allocated by Tyco to us. Historically, Tyco has provided services to us for certain corporate functions, however these allocations may not be indicative of the costs that will be incurred by us in the future as an independent publicly-

traded company. See Note 7 (“Related Party Transactions”) to the audited combined financial statements of the ADT North American Residential Security Business of Tyco International Ltd. for further information. Also, in connection with the separation, The ADT Corporation has issued third-party debt as described in the “Liquidity” discussion below. The amount of this issuance differs from the amounts allocated by Tyco which are further described in Note 6 (“Debt”) to the audited combined financial statements of the ADT North American Residential Security Business of Tyco International Ltd.

We have a 52- or 53-week fiscal year that ends on the last Friday in September. Fiscal years 2010 and 2009 were 52-week years, while fiscal year 2011 was a 53-week year. Fiscal year 2012 will be a 52-week year.

Business Overview

ADT is a leading provider of electronic security, interactive home and business automation and related monitoring services. We currently serve more than six million customers, making us the largest company of our kind in both the United States and Canada. With a 138-year history, the ADT® brand is one of the most trusted and well-known brands in the security industry today. Our broad and pioneering set of products and services, including our ADT Pulse interactive home and business solutions, and our home health services, meet a range of customer needs for modern lifestyles. Our partner network is the broadest in the industry, and includes dealers, affinity organizations like USAA and AARP and technology providers. ADT delivers an integrated customer experience by maintaining the industry’s largest sales, installation and service field force and most robust monitoring network, all backed by the support of more than 16,000 employees and approximately 200 field offices.

For the year ended September 30, 2011, our revenue was $3.1 billion and our operating income was $693 million. The majority of the monitoring services and a large portion of the maintenance services we provide to our customers are governed by multi-year contracts with automatic renewal provisions. This provides us with significant recurring revenue, which for the year ended September 30, 2011 was approximately 89% of our revenue. We believe that the recurring nature of the majority of our revenue enables us to continuously invest in growing our business. This includes investments in technologies to further enhance the attractiveness of our solutions to current and potential customers, to continue development and training to enable our direct sales, installation, customer service and field service personnel to more effectively deliver exceptional service to our customers, to expand our dealer and partner network and to make continued enhancements to operations efficiency.

Factors Affecting Operating Results

Our subscriber-based business requires significant upfront costs to generate new customers, which in turn provide predictable recurring revenue generated from monthly monitoring fees. In any period, our business results will be impacted by the following factors: customer additions, costs associated with adding new customers, average revenue per customer, costs related to providing services to customers and customer tenure. We manage our business to optimize these factors. We focus on investing wisely in each of our customer acquisition channels to grow our account base in a cost effective manner and generate positive future cash flows and attractive margins. We also focus on “Creating Customers for Life” by maintaining consistently high levels of customer satisfaction, which increases customer tenure and improves profitability.

Our ability to add new accounts depends on the overall demand for our solutions, which is driven by a number of external factors. Growth in our customer base can be influenced by the overall state of the housing market in the geographies we serve. A significant factor is the rate of household moves, whether involving newly constructed housing stock or existing homes. Household moves may drive a majority of new customer volume in any given period, but as household moves increase, our attrition rate also tends to increase. The overall performance of the economies in geographies in which we operate may also affect our ability to attract new customers and grow our business. Although we have not observed a noticeable impact to our financial results of operations during the most recent economic downturn, that does not preclude any future downturn from having a negative effect on our performance. Another external factor that affects customer additions is the perceived level of crime in the communities we serve.

Our marketing efforts are designed to direct potential customers into one of our customer acquisition channels, where we work with the potential customers to identify the most appropriate set of solutions to meet their needs. We closely monitor and manage our costs associated with on-boarding new customers. We have found that the costs do not vary significantly between direct and indirect channels. We utilize a structured customer acquisition process that is designed to produce customers with attractive characteristics, including strong credit scores and high usage of automated payment methods, which we believe results in long average customer tenure.

The monthly fees that we generate from any individual customer depend primarily on the customer’s level of service. We offer a wide range of services at various price points, from basic burglar alarm monitoring to our full suite of ADT Pulse interactive services. Our ability to increase the average revenue per customer per month depends on a number of factors, including our ability to effectively introduce and market additional features and services that increase the value of our offerings to customers, which we believe drives customers to purchase higher levels of service and supports our ability to make periodic adjustments to pricing.

We focus on keeping customer service and monitoring costs as low as possible without detracting from the high-quality service levels for which we are known and that our customers have come to expect. We believe that our ability to retain customers for longer periods of time is driven in part by our disciplined customer selection practices and our delivery of a superior customer experience.

Key Performance Measures

We operate our business with the goal of retaining customers for long periods of time in order to recoup our initial investment in new customers, achieving cash flow break-even in slightly less than three years. We generate substantial recurring net operating cash flow from our customer base. In evaluating our results, we review the following key performance indicators:

Customer Growth. Growth of our customer base is crucial to drive our recurring customer revenue as well as to leverage costs of operations. To grow our customer base, we market our electronic security systems and services through national television advertisements, Internet advertising and also through a direct sales force and an authorized dealer network. The key customer metrics that we use to track customer growth are gross customer additions and ending customers. Gross customer additions are new monitored customers installed or acquired during the period.

Customer Attrition Rate. Our economic model is highly dependent on customer retention. Success in retaining customers is driven in part by our discipline in accepting new customers with favorable characteristics and by providing high quality equipment, installation, monitoring and customer service. We evaluate our customer retention based upon the recurring revenue lost resulting from customer attrition, net of dealer charge-backs and re-sales. Dealer charge-backs represent customer cancellations charged back to the dealers because the customer cancelled service during the initial period of the contract, generally 12 to 15 months, as further described under “Business—Sales and Distribution Channels.” Re-sales are inactive customer sites that are returned to active service during the period. The attrition rate is a 52 week trailing ratio, the numerator of which is the annualized recurring revenue lost during the period due to attrition and the denominator of which is total annualized recurring revenue based on an average of recurring revenue under contract at the beginning of each month during the period.

Recurring Customer Revenue. Recurring customer revenue is generated by contractual monthly recurring fees for monitoring and other recurring services provided to our customers. For fiscal year 2011, recurring customer revenue represented approximately 89% of total revenue. Our other revenue, which represented the remaining

11% of total revenue in fiscal year 2011, consists of revenue associated with sales of equipment, deferred revenue related to upfront installations fees, non-routine repair and maintenance services, customer termination charges and dealer charge-backs.

Average Revenue per Customer (ARPU). ARPU measures the average amount of recurring revenue per customer per month, and is calculated based on the recurring revenue under contract at the end of the period, divided by the total number of customers under contract at the end of the period.

Earnings before interest, taxes, depreciation and amortization (EBITDA). EBITDA is a non-GAAP measure reflecting net income adjusted for interest, taxes and certain non-cash items which include depreciation of subscriber system assets and other fixed assets, amortization of deferred costs and deferred revenue associated with customer acquisitions, and amortization of dealer and other intangible assets. We believe EBITDA is useful to provide investors with information about operating profits, adjusted for significant non-cash items, generated from the existing customer base. We reconcile EBITDA to net income, its closest GAAP counterpart under “—Results of Operations—Non-GAAP Measures.”

Free Cash Flow (FCF). FCF is a non-GAAP measure that our management employs to measure cash that is free from any significant existing obligation and is available to service debt and make investments. The difference between net cash provided by operating activities (the most comparable GAAP measure) and FCF is cash outlays for capital expenditures, subscriber system assets, dealer generated customer accounts and bulk account purchases. We reconcile FCF to net cash provided by operating activities under “—Results of Operations—Non-GAAP Measures.”

Results of Operations

(in millions, except as otherwise indicated)

	Nine Months Ended		Fiscal Years Ended
	June 29, 2012(1)	June 24, 2011	September 30, 2011	September 24, 2010	September 25, 2009
Recurring Customer Revenue	$2,161	$2,060	$2,765	$2,282	$1,936
Other Revenue	255	256	345	309	312

Total Revenue	2,416	2,316	3,110	2,591	2,248

Operating Income	555	515	693	504	474

Interest expense, net	(70)	(68)	(89)	(106)	(81)
Income tax expense	(185)	(164)	(228)	(159)	(150)

Net income	$300	$283	$376	$239	$243

Summary Cash Flow Data:
Net cash provided by operating activities	$1,131	$1,043	$1,439	$1,070	$981
Net cash used in investing activities	(815)	(663)	(909)	(1,250)	(740)
Net cash (used in) provided by financing activities	(381)	(400)	(548)	230	(259)

Key Performance Indicators:
Ending number of customers (thousands)(2)	6,447	6,360	6,351	6,285	4,753
Gross customer additions (thousands)(2)	877	798	1,088	1,025	971
Customer attrition rate (percent)	13.5%	12.9%	13.0%	13.3%	14.3%

ARPU (dollars)	$38.36	$37.01	$37.24	$36.10	$35.92
EBITDA	$1,194	$1,124	$1,506	$1,178	$1,034
FCF	$325	$387	$537	$269	$245

(1)

The results of operations and cash flow data for the nine months ended June 29, 2012 are derived from the unaudited financial statements of The ADT Corporation and the unaudited combined financial statements of the ADT North American Residential Security Business of Tyco International Ltd., which are included elsewhere in this Information Statement.

(2)

Gross customer additions for fiscal year 2010 exclude approximately 1.4 million customer accounts acquired in connection with the acquisition of Broadview Security in May 2010. These accounts are included in the 6.3 million ending number of customers as of September 24, 2010.

Nine Months Ended June 29, 2012 Compared with Nine Months Ended June 24, 2011

Revenue

Revenue of $2.4 billion increased by $100 million, or 4.3%, for the nine months ended June 29, 2012 as compared with the nine months ended June 24, 2011, primarily due to the growth in recurring customer revenue, which increased by $101 million, or 4.9%. This increase was due primarily to higher ARPU as well as growth in customer accounts, net of attrition.

ARPU increased by $1.35, or 3.6%, as of June 29, 2012 compared with June 24, 2011 primarily due to planned price escalations to certain existing customers and the addition of new customers at higher monthly rates. Increased take rates on new service offerings, including ADT Pulse, contributed to the higher ARPU. ADT Pulse, which was launched during 2011, generates ARPU that, on average, is approximately $10 higher than we generate on our standard services.

Gross customer additions were approximately 877,000 during the nine months ended June 29, 2012, reflecting customer account growth in both our direct and dealer channels. Net of attrition, our ending number of customers grew by 87,000 from June 24, 2011 to June 29, 2012. Our annualized customer attrition as of June 29, 2012 was 13.5%, compared with 12.9% as of June 24, 2011. We attribute the increase in customer attrition to higher disconnects primarily as a result of planned price escalations as well as increased customer relocations. We continue to focus on high quality service and our disciplined customer selection process in order to limit customer attrition.

Operating Income

Operating income of $555 million increased by $40 million, or 7.8%, for the nine months ended June 29, 2012 as compared with the nine months ended June 24, 2011. Operating margin was 23.0% for the nine months ended June 29, 2012 compared with 22.2% for the nine months ended June 24, 2011. The increase in operating income and operating margin was due primarily to the increase in recurring customer revenue at a higher ARPU. The improvement in operating margin was also attributable to efficiencies gained through previous restructuring actions, integration initiatives, and other cost containment activities. These favorable impacts were partially offset by an increase of approximately $33 million in selling related expenses as a result of investments to grow our business, including expansion of our internal sales force and other lead generating activities. Operating income for the nine months ended June 29, 2012 and June 24, 2011 includes integration costs related to the acquisition of Broadview Security of $12 million and $19 million, respectively.

Interest Expense, net

Net interest expense was $70 million for the nine months ended June 29, 2012 compared with $68 million for the nine months ended June 24, 2011. Included in the nine months ended June 29, 2012 was $64 million of allocated interest expense related to Tyco’s external debt, compared with $67 million for the nine months ended June 24, 2011. Also included in net interest expense for the nine months ended June 29, 2012 was approximately $3 million of financing costs incurred in connection with a bridge facility, which The ADT Corporation entered into on June 22, 2012. This facility was subsequently terminated on July 5, 2012 in connection with the $2.5 billion debt issuance. See discussion included in “—Liquidity & Capital Resources —Liquidity”.

Income Tax Expense

Income tax expense of $185 million increased $21 million for the nine months ended June 29, 2012 as compared with the nine months ended June 24, 2011, while the effective tax rate increased to 38.1% from 36.7%. The increase in the effective tax rate was primarily due to the impact of a discrete tax benefit for the settlement of state income tax audits for the nine months ended June 24, 2011. The effective tax rate can vary from period to period due to permanent tax adjustments, discrete items such as the settlement of income tax audits and changes in tax laws, as well as recurring factors such as changes in the overall effective state tax rate.

Year Ended September 30, 2011 Compared with Year Ended September 24, 2010

Revenue

Revenue of $3.1 billion increased by $519 million, or 20.0%, for the year ended September 30, 2011 as compared with the year ended September 24, 2010, primarily due to the growth in recurring customer revenue, which increased by $483 million, or 21.2%. The increase in recurring revenue includes approximately $339 million due to the acquisition of Broadview Security in May 2010. In addition, an estimated $4 million of revenue is attributable to the additional week in fiscal year 2011. The remaining increase was primarily due to higher ARPU as well as growth in customer accounts, net of attrition.

ARPU increased by $1.14, or 3.2%, as of September 30, 2011 compared with September 24, 2010 primarily due to planned price escalations to certain existing customers. The increase in ARPU was also driven by the addition of new customers at higher monthly rates as well as increased take rates on new service offerings. Such offerings included the launch of ADT Pulse, which generates ARPU that, on average, is approximately $10 higher than we generate on our standard services.

Gross customer additions were approximately 1.1 million during the year ended September 30, 2011, reflecting customer account growth from all channels. Net of attrition, our ending number of customers grew by 66,000 during 2011. Our annualized customer attrition as of September 30, 2011 was 13.0% compared with 13.3% as of September 24, 2010. We attribute the reduction in customer attrition to our disciplined customer selection process and our continued focus on high quality service.

Operating Income

Operating income of $693 million increased by $189 million, or 37.5%, for the year ended September 30, 2011 as compared with the year ended September 24, 2010. Operating margin was 22.3% for the year ended September 30, 2011 compared with 19.5% for the year ended September 24, 2010. Operating income and operating margin for the year ended September 30, 2011 were favorably impacted by the increase in recurring customer revenue at a higher ARPU and synergies achieved from the integration of Broadview Security.

During fiscal year 2011, we continued to integrate Broadview Security, which resulted in synergies related to the elimination of redundant facilities, headcount and marketing costs. We estimate these synergies contributed approximately $102 million of operating income benefit for the year ended September 30, 2011, compared with $30 million for the prior year. To achieve these synergies, we incurred $28 million of integration costs for the year ended September 30, 2011, compared with $18 million of integration costs and $17 million of acquisition costs for the prior year.

In addition, for the year ended September 24, 2010, we recorded restructuring expenses of $18 million, of which we incurred $14 million in conjunction with the Broadview Security acquisition, as compared with nil in the year ended September 30, 2011. Lastly, operating income was unfavorably impacted by approximately $5 million due to the 53rd week in fiscal year 2011.

Interest Expense, net

Net interest expense was $89 million for the year ended September 30, 2011 as compared with $106 million for the year ended September 24, 2010. Included in the year ended September 30, 2011 was $87 million of allocated interest expense related to Tyco’s external debt compared with $102 million for the year ended September 24, 2010.

Income Tax Expense

Income tax expense of $228 million increased $69 million for the year ended September 30, 2011 as compared with the year ended September 24, 2010, while the effective tax rate decreased to 37.7% from 39.9%. The increase in the tax expense is primarily related to an increase in pre-tax income of $206 million, while the decrease in the effective tax rate for the year ended September 30, 2011 was primarily the result of a decrease in the overall effective state income tax rate. The effective tax rate can vary from year to year due to permanent tax adjustments, discrete items such as the settlement of income tax audits and changes in tax laws, as well as recurring factors such as changes in the overall effective state tax rate.

Year Ended September 24, 2010 Compared with Year Ended September 25, 2009

Revenue

Revenue of $2.6 billion increased by $343 million, or 15.3%, during the year ended September 24, 2010 as compared with the year ended September 25, 2009, primarily due to the growth in recurring customer revenue, which increased by $346 million, or 17.9%. The increase includes approximately $193 million due to the acquisition of Broadview Security in May 2010. The remaining increase is due to higher ARPU and growth in customer accounts, net of attrition.

ARPU increased by $0.18, or 0.5%, as of September 24, 2010 compared with September 25, 2009 primarily due to planned price escalations and the addition of new customers at higher monthly rates. Excluding the Broadview Security acquisition, gross customer additions were approximately 1.0 million during 2010 reflecting customer account growth from all channels. In addition, we acquired approximately 1.4 million customer accounts in connection with the acquisition of Broadview Security.

Net of attrition and the customer accounts acquired in connection with the acquisition of Broadview Security, our ending number of customers grew by 174,000 during 2010. Our annualized customer attrition rate as of September 24, 2010 was 13.3% compared with 14.3% as of September 25, 2009. We attribute the reduction in customer attrition to our disciplined customer selection process, our continued focus on high quality service and the creation of our “Customer Experience” team to ensure that each customer touch point is measured and improved upon, which was a best practice adopted from Broadview Security.

Operating Income

Operating income of $504 million increased by $30 million, or 6.3%, for the year ended September 24, 2010 as compared with the year ended September 25, 2009. Operating margin was 19.5% for the year ended September 24, 2010 compared with 21.1% for the year ended September 25, 2009. Operating income for the year ended September 24, 2010 was favorably impacted by the increase in recurring customer revenue, offset by incremental costs associated with the Broadview Security acquisition, which also contributed to the decrease in operating margin in 2010.

For the year ended September 24, 2010, we incurred approximately $35 million of Broadview Security acquisition and integration costs. In addition, approximately $187 million of Broadview Security operating costs are included in the year ended September 24, 2010, of which $73 million relates to depreciation of subscriber system assets and amortization of dealer and other intangible assets.

For the year ended September 24, 2010, we recorded restructuring expenses of $18 million, of which we incurred $14 million in conjunction with the Broadview Security acquisition, as compared with $6 million for the prior year related to facility exit costs and work-force reductions to improve operating efficiencies.

Interest Expense, net

Net interest expense was $106 million for the year ended September 24, 2010 as compared with $81 million for the year ended September 25, 2009. Included in the year ended September 24, 2010 was $102 million of allocated interest expense related to Tyco’s external debt compared with $78 million for the year ended September 25, 2009.

Income Tax Expense

Income tax expense of $159 million increased $9 million for the year ended September 24, 2010 as compared with the year ended September 25, 2009, while the effective tax rate increased to 39.9% from 38.2%. The increase in the effective income tax rate for the year ended September 30, 2010 was primarily the result of an increase in the overall effective state income tax rate. The effective tax rate can vary from year to year due to permanent tax adjustments, discrete items such as the settlement of income tax audits and changes in tax laws, as well as recurring factors such as changes in the overall effective state tax rate.

Non-GAAP Measures

In an effort to provide investors with additional information regarding our results as determined by GAAP, we also disclose non-GAAP measures which management believes provide useful information to investors. These measures consist of EBITDA and FCF. These measures are not financial measures under GAAP and should not be considered as substitutes for net income, operating profit, cash from operating activities or any other operating performance measure calculated in accordance with GAAP, and they may not be comparable to similarly titled measures reported by other companies. We use EBITDA to measure the operational strength and performance of our business. We use FCF as an additional performance measure of our ability to service debt and make investments. These measures, or measures that are based on them, may be used as components in our incentive compensation plans.

We believe EBITDA is useful because it measures our success in acquiring, retaining and servicing our customer base and our ability to generate and grow our recurring revenue while providing a high level of customer service in a cost-effective manner. EBITDA excludes interest expense and the provision for income taxes. Excluding these items eliminates the expenses associated with our capitalization and tax structure. Because EBITDA excludes interest expense, it does not give effect to cash used for debt service requirements and thus does not reflect available funds for distributions, reinvestment or other discretionary uses. EBITDA also excludes depreciation and amortization, which eliminates the impact of non-cash charges related to capital investments. Depreciation and amortization includes depreciation of subscriber system assets and other fixed assets, amortization of deferred costs and deferred revenue associated with subscriber acquisitions and amortization of dealer and other intangible assets.

There are material limitations to using EBITDA. EBITDA may not be comparable to similarly titled measures reported by other companies. Furthermore, EBITDA does not take into account certain significant items, including depreciation and amortization, interest expense and tax expense, which directly affect our net income. These limitations are best addressed by considering the economic effects of the excluded items independently, and by considering EBITDA in conjunction with net income as calculated in accordance with GAAP.

FCF is defined as cash from operations less cash outlays related to capital expenditures, subscriber system assets, dealer generated customer accounts and bulk account purchases. Dealer generated accounts are accounts that are generated through our network of authorized dealers. Bulk account purchases represent accounts that we acquire from third parties outside of our authorized dealer network, such as other security service providers, on a selective basis. These items are subtracted from cash from operating activities because they represent long-term investments that are required for normal business activities. As a result, FCF is a useful measure of our cash that is free from significant existing obligations and available for other uses.

Furthermore, FCF adjusts for cash items that are ultimately within management’s and the board of directors’ discretion to direct and therefore may imply that there is less or more cash that is available for our programs than the most comparable GAAP measure. This limitation is best addressed by using FCF in combination with the GAAP cash flow numbers.

The tables below reconcile EBITDA to net income and FCF to cash flows from operating activities. The results of operations and cash flow data for the nine months ended June 29, 2012 are derived from the unaudited financial statements of The ADT Corporation and the unaudited combined financial statements of the ADT North American Residential Security Business of Tyco International Ltd., which are included elsewhere in this Information Statement.

EBITDA

	Nine Months Ended		Years Ended
(in millions)	June 29, 2012	June 24, 2011	September 30, 2011	September 24, 2010	September 25, 2009
EBITDA	$1,194	$1,124	$1,506	$1,178	$1,034
Interest expense, net	(70)	(68)	(89)	(106)	(81)
Income tax expense	(185)	(164)	(228)	(159)	(150)
Depreciation and Amortization	(728)	(694)	(927)	(785)	(671)
Amortization of Deferred Revenue	89	85	114	111	111

Net income	$300	$283	$376	$239	$243

EBITDA of $1.2 billion increased $70 million, or 6.2%, for the nine months ended June 29, 2012, as compared with the same period of the prior year. The increase was primarily due to higher operating income from growth in our recurring customer revenue and associated higher margins.

EBITDA of $1.5 billion increased $328 million, or 27.8%, for the year ended September 30, 2011, as compared with the prior year. The increase was primarily due to growth in our higher margin recurring customer base and incremental revenue from new service offerings, including ADT Pulse, which we launched in fiscal year 2011.

EBITDA of $1.2 billion increased $144 million, or 13.9%, for the year ended September 24, 2010, as compared with the prior year. The increase was primarily due to higher operating income from growth in our recurring customer revenue and associated higher margins, offset by incremental Broadview Security acquisition and integration costs.

FCF

	Nine Months Ended		Years Ended
(in millions)	June 29, 2012	June 24, 2011	September 30, 2011	September 24, 2010	September 25, 2009
FCF	$325	$387	$537	$269	$245
Dealer generated customer accounts and bulk account purchases	494	425	581	532	511
Subscriber system assets	268	211	290	247	189
Capital expenditures	44	20	31	22	36

Net cash provided by operating activities	$1,131	$1,043	$1,439	$1,070	$981

For the nine months ended June 29, 2012, FCF decreased $62 million compared with the nine months ended June 24, 2011. This decrease was primarily due to higher cash spend on dealer generated customer accounts and bulk account purchases of $69 million and higher investments in internally generated subscriber systems and capital expenditures of $57 million and $24 million, respectively. This decrease was partially offset by an increase of $88 million in net cash provided by operating activities due to higher operating income and changes in working capital.

For the year ended September 30, 2011, FCF increased $268 million compared with the year ended September 24, 2010. The increase of $369 million in net cash provided by operating activities was primarily due to higher operating income contributed from the Broadview Security acquisition and growth in our customer account base, as well as favorable changes in working capital. This increase was partially offset by higher cash spend on dealer generated customer accounts and bulk account purchases of $49 million and higher investments in internally generated subscriber systems and capital expenditures of $43 million and $9 million, respectively.

During the year ended September 24, 2010, FCF increased $24 million compared with the year ended September 25, 2009. The increase primarily resulted from lower capital expenditures of $14 million and an $89 million increase in net cash provided by operating activities attributable to higher operating income contributed from growth in our customer account base as well as favorable changes in working capital, partially offset by incremental costs associated with the Broadview Security acquisition. This increase was partially offset by higher cash spend on dealer generated customer accounts and bulk account purchases of $21 million and higher investments in internally generated subscriber systems of $58 million.

Liquidity & Capital Resources

The financial data discussed below for the nine months ended June 29, 2012 are derived from the unaudited financial statements of The ADT Corporation combined with the unaudited combined financial statements of the ADT North American Residential Security Business of Tyco International Ltd., which are included elsewhere in this Information Statement.

Cash Flow and Liquidity Analysis

Significant factors driving our liquidity position include cash flows generated from operating activities and investments in internally generated subscriber systems and dealer generated customer accounts. Our cash flows from operations includes cash received from monthly recurring revenue and upfront installation fees received from customers, less cash costs to monitor customers and certain costs, principally marketing and indirect selling, general and administrative costs, associated with new customer installations. Historically, we have generated and expect to continue to generate positive cash flow from operations. Historically, Tyco used a centralized approach to cash management and financing operations. Transfers of cash both to and from Tyco’s cash management system are reflected as a component of parent company investment within parent company equity in the combined balance sheets and statements of cash flows of the ADT North American Residential Security Business of Tyco International Ltd.

Cash Flows from Operating Activities

We typically reinvest the cash flow from operating activities in our business primarily to maintain and grow our customer base and to expand our infrastructure. These investments are intended to enhance the overall customer experience, improve productivity of our field workforce and support greater efficiency of our back-office systems and our customer care centers. For the nine months ended June 29, 2012 and June 24, 2011, we reported net cash provided by operating activities of $1.1 billion and $1.0 billion, respectively. For the years ended September 30, 2011, September 24, 2010 and September 25, 2009, we reported net cash provided by operating activities of $1.4 billion, $1.1 billion and $1.0 billion, respectively. See discussion of changes in net cash provided by operating activities included in FCF under “—Results of Operations—Non-GAAP Measures.”

Cash Flows from Investing Activities

	Nine Months Ended		Fiscal Years
(in millions)	June 29, 2012	June 24, 2011	2011	2010	2009
Cash Flows used in Investing Activities:	$(815)	$(663)	$(909)	$(1,250)	$(740)

For the nine months ended June 29, 2012 and June 24, 2011, our investing activities consisted of subscriber systems asset additions and capital expenditures totaling $312 million and $231 million, respectively. Additionally, during the nine months ended June 29, 2012, we paid $494 million for approximately 403,000 dealer generated customer accounts and bulk account purchases, compared with $425 million paid for approximately 357,000 dealer generated customer accounts and bulk account purchases during the same period in the prior year.

For the years ended September 30, 2011, September 24, 2010 and September 25, 2009, our investing activities consisted of subscriber system asset additions and capital expenditures totaling $321 million, $269 million and $225 million, respectively. Additionally, during the years ended September 30, 2011, September 24, 2010 and September 25, 2009, we paid $581 million, $532 million and $511 million, respectively, for approximately 491,000, 459,000 and 464,000 dealer generated customer accounts and bulk account purchases, respectively. During the year ended September 24, 2010, we acquired Broadview Security which resulted in net cash paid of $449 million.

Cash Flows from Financing Activities

	Nine Months Ended		Fiscal Years
(in millions)	June 29, 2012	June 24, 2011	2011	2010	2009
Cash Flows (used in) provided by Financing Activities:	$(381)	$(400)	$(548)	$230	$(259)

For the nine months ended June 29, 2012 and June 24, 2011, the net cash used in financing activities of $381 million and $400 million, respectively, was primarily the result of changes in parent company investment of ($420) million and ($492) million, respectively, and allocated debt activity of $35 million and $57 million, respectively.

For the years ended September 30, 2011, September 24, 2010 and September 25, 2009, the net cash (used in) provided by financing activities of ($548) million, $230 million and ($259) million, respectively, was primarily the result of changes in parent company investment of ($574) million, ($140) million and ($416) million, respectively, allocated debt activity of ($5) million, $371 million and $181 million, respectively, and changes in balances due to (from) Tyco and affiliates of $32 million, nil and ($23) million, respectively.

Liquidity

Following our spin-off from Tyco, our capital structure and sources of liquidity will change significantly from our historical capital structure. We will no longer participate in cash management and funding arrangements with Tyco. Instead, our ability to fund our capital needs will depend on our ongoing ability to generate cash from operations, and to access our borrowing facilities and capital markets. We believe that our future cash from operations, together with our access to funds on hand and capital markets, will provide adequate resources to fund our operating and financing needs.

We expect to have approximately $300 million of cash on hand at the time of the Distribution. Our primary future cash needs will be centered on operating activities, working capital, capital expenditures and strategic investments. Our ability to fund these needs will depend, in part, on our ability to generate or raise cash in the future, which is subject to general economic, financial, competitive, regulatory and other factors that are beyond our control.

On June 22, 2012, the ADT Corporation entered into a new five-year unsecured senior revolving credit facility. The initial commitment under the new credit facility is $750 million (provided that until the Distribution has occurred and certain related conditions have been met, availability under the revolving credit facility will be limited to $250 million). The interest rate for borrowings under the new credit facility is based on the London Interbank Offered Rate (“LIBOR”) or, at our option, an alternative base rate, plus a spread, based upon our credit rating. The new credit facility will be available to use for working capital, capital expenditures and other general corporate purposes, however, we do not anticipate drawing upon the facility at this time. Tyco is initially guaranteeing the new credit facility, and its guarantee will be released and cancelled in connection with the Distribution. Pursuant to the terms of our credit facility, we must maintain a ratio of consolidated total debt to consolidated EBITDA on a rolling four quarter basis of no greater than 3.50 to 1.00 (calculated by reference to (i) Tyco and its subsidiaries on a consolidated basis prior to the release of the guarantee and (ii) us and our subsidiaries on a consolidated basis following such release). Following the release and cancellation of Tyco’s guarantee, we must also maintain a ratio of consolidated EBITDA to consolidated interest expense of no less than 3.00 to 1.00 as measured on a quarterly basis.

Additionally, on June 22, 2012, the ADT Corporation entered into a 364-day bridge facility that provided for aggregate lending commitments in the amount of $2.25 billion. This facility was subsequently terminated on July 5, 2012 in connection with the $2.5 billion debt issuance discussed below.

On July 5, 2012, the ADT Corporation issued $750 million aggregate principal amount of 2.25% unsecured notes due July 15, 2017, $1.0 billion aggregate principal amount of 3.50% unsecured notes due July 15, 2022, and $750 million aggregate principal amount of 4.875% unsecured notes due July 15, 2042. Tyco is initially guaranteeing the notes, and its guarantee will be released and cancelled in connection with the Distribution. Net cash proceeds from the issuance of this term indebtedness totaled approximately $2.47 billion and will be used to repay intercompany debt and to make other cash payments to Tyco to allow it to fund repurchases or redemptions of its indebtedness.

Dividends

We intend to pay quarterly dividends in an amount that approximates our proportionate share of the $1.00 per share annual dividend that Tyco currently pays to its shareholders, or approximately $0.50 per ADT share annually (based on a one for two distribution ratio).

Whether our board of directors exercises its discretion to approve any dividends in the future will depend on many factors, including our financial condition, capital requirements of our business, covenants associated with debt obligations, legal requirements, regulatory constraints, industry practice and other factors that our board of directors deems relevant. See “Description of Our Capital Stock—Common Stock.” There can be no assurance that we will pay a dividend in the future or continue to pay any dividend if we do commence the payment of dividends. In addition, the terms of the agreements governing our new debt or debt that we may incur in the future may limit or prohibit the payments of dividends. There can also be no assurance that the combined annual dividends on Tyco common shares, Tyco Flow Control common shares and our common stock after the spin-off, if any, will be equal to the annual dividends on Tyco common shares prior to the spin-off.

Commitments and Contractual Obligations

The following table provides a summary of our contractual obligations and commitments, minimum lease payments obligations under non-cancelable leases and other obligations as of September 30, 2011.

	Payments due by fiscal year
	2012	2013	2014	2015	2016	Thereafter	Total
	(in millions)
Operating leases	$39	$33	$28	$24	$14	$29	$167
Capital leases	4	4	4	4	4	21	41
Purchase obligations(1)	6	—	—	—	—	—	6
Minimum required pension plan contributions(2)	4	—	—	—	—	—	4

Total contractual cash obligations(3)	$53	$37	$32	$28	$18	$50	$218

(1)	Purchase obligations consist of commitments for purchases of goods and services.
(2)	We have net unfunded pension and postretirement benefit obligations of $24 million and $5 million, respectively, to certain employees and former employees as of the year ended September 30, 2011. We are obligated to make contributions to our pension plans and postretirement benefit plans; however, we are unable to determine the amount of plan contributions due to the inherent uncertainties of obligations of this type, including timing, interest rate charges, investment performance, and amounts of benefit payments. The minimum required contributions to our pension plans are expected to be approximately $4 million in fiscal year 2012. These plans and our estimates of future contributions and benefit payments are more fully described in Note 11 (“Retirement Plans”) to the annual combined financial statements of the ADT North American Residential Security Business of Tyco International Ltd.
(3)	Total contractual cash obligations in the table above exclude income taxes as we are unable to make a reasonably reliable estimate of the timing for the remaining payments in future years. See Note 4 (“Income Taxes”) to the combined financial statements of the ADT North American Residential Security Business of Tyco International Ltd. for further information. We also excluded debt allocated to us by Tyco, which was $1,514 million and $1,482 million as of June 29, 2012 and September 30, 2011, respectively. See supplemental pro-forma table below which reflects our recent issuance of third party debt.

As of September 30, 2011, we had approximately $5 million of outstanding letters of credit or bank guarantees.

Supplemental Information

The following supplemental pro forma table provides a summary of our contractual obligations and commitments, minimum lease payments obligations under non-cancelable leases and other obligations as of September 30, 2011, including The ADT Corporation’s recent issuance of third party debt and the final assignment of shared assets and liabilities between ADT and the commercial security business of Tyco.

	Payments due by fiscal year
	2012	2013	2014	2015	2016	Thereafter	Total
	(in millions)
Debt principal(1)	$—	$—	$—	$—	$—	$2,500	$2,500
Interest payments(2)	—	92	90	90	90	1,178	1,540
Operating leases	39	33	28	24	14	29	167
Capital leases	6	6	6	6	6	32	62
Purchase obligations	6	—	—	—	—	—	6
Minimum required pension plan contributions	4	—	—	—	—	—	4

Total contractual cash obligations	$55	$131	$124	$120	$110	$3,739	$4,279

(1)	Debt principal consists of principal payments on the senior unsecured notes issued by The ADT Corporation on July 5, 2012. Excludes debt discount and interest.
(2)	Interest payments consist primarily of interest on the fixed rate debt that was recently issued by The ADT Corporation.

There have been no amounts drawn under The ADT Corporation’s new five-year $750 million revolving credit facility, and we do not intend to utilize the facility at this time.

Off-Balance Sheet Arrangements

In the normal course of business, we are liable for product performance. In the opinion of management, such obligations will not significantly affect our financial position, results of operations or cash flows.

Quantitative and Qualitative Disclosure about Market Risk

Our operations include activities in the United States and Canada. These operations expose us to a variety of market risks, including the effects of changes in interest rates and foreign currency exchange rates. We monitor and manage these financial exposures as an integral part of our overall risk management program.

Interest Rate Risk

We have entered into a new revolving credit facility that will bear interest at a floating rate. As a result, we will be exposed to fluctuations in interest rates to the extent of our borrowings under the revolving credit facility. Our long-term debt portfolio is expected to primarily consist of fixed rate instruments including our recent issuance of $2.5 billion of fixed rate debt. To help manage borrowing costs, we may from time to time enter into interest rate swap transactions with financial institutions acting as principal counterparties. These interest rate swap transactions have the effect of converting part of fixed-rate debt to variable rates.

Foreign Currency Risk

We have exposure to the effects of foreign currency exchange rate fluctuations on the results of our Canadian operations. Our Canadian operations use the Canadian dollar to conduct business but our results are reported in U.S. dollars.

We are exposed periodically to the foreign currency rate fluctuations that affect transactions not denominated in the functional currency of our U.S. and Canadian operations. We may from time to time use financial derivatives, which may include forward foreign currency exchange contract and foreign currency options, to hedge this risk. We do not use derivative financial instruments to hedge investments in foreign subsidiaries since such investments are long-term in nature.

Critical Accounting Policies & Estimates

The preparation of the combined financial statements in conformity with U.S. GAAP requires management to use judgment in making estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities and the reported amounts of revenue and expenses. The following accounting policies are based on, among other things, judgments and assumptions made by management that include inherent risks and uncertainties. Management’s estimates are based on the relevant information available at the end of each period.

Revenue Recognition

Major components of our revenue include contractual monitoring and maintenance service revenue, non-refundable installation fees related to subscriber system assets, sales of equipment and other services. We follow the authoritative literature on revenue recognition, which requires us to defer certain revenue associated with customer acquisition.

We recognize revenue from the sale of services as services are rendered. We recognize contractual fees for monitoring and maintenance services on a straight-line basis over the contract term. We defer customer billings for services not yet rendered and recognize them as revenue as the services are rendered. We include the balance of deferred revenue in current liabilities or long-term liabilities, as appropriate.

For transactions in which we retain ownership of the security system asset, referred to as subscriber system assets, we defer non-refundable fees received in connection with the initiation of a monitoring contract and associated direct and incremental selling costs and amortize them over the estimated life of the customer relationship.

Sales of security monitoring systems may have multiple elements, including equipment, installation, monitoring services and maintenance agreements. We assess our revenue arrangements to determine the appropriate units of accounting. When ownership of the system is transferred to the customer, we consider each deliverable provided under the arrangement a separate unit of accounting. We recognize revenue associated with sale of equipment and related installations once delivery, installation and customer acceptance are completed. We recognize the revenue for monitoring and maintenance services as services are rendered. Early termination of the contract by the customer results in a termination charge in accordance with the customer contract, which is due immediately following the termination date. ADT may refund up-front consideration and monitoring fees paid during the six months following installation of a system in limited circumstances after all attempts to resolve customer concerns have been exhausted. Amounts assigned to each unit of accounting are based on an allocation of total arrangement consideration using a hierarchy of estimated selling price for the deliverables. The selling price used for each deliverable will be based on Vendor Specific Objective Evidence (“VSOE”) if available, Third Party Evidence (“TPE”) if VSOE is not available, or estimated selling price if neither VSOE nor TPE is available. Revenue recognized for equipment and installation is limited to the lesser of their allocated amounts under the estimated selling price hierarchy or the non-contingent up-front consideration received at the time of installation, since collection of future amounts under the arrangement with the customer is contingent upon the delivery of monitoring and maintenance services.

We account for provisions for certain rebates and discounts to customers as reductions in determining revenue in the same period the related revenue is recorded. These provisions are based on terms of arrangements with direct, indirect and other market participants. We estimate rebates based on sales terms, historical experience and trend analysis.

Depreciation and Amortization Methods for Security Monitoring-Related Assets

We classify assets related to the generation of new customers in two asset categories for purposes of depreciation and amortization methods: internally generated residential subscriber systems (referred to as subscriber system assets) and customer accounts generated through the ADT dealer program (referred to as dealer intangibles). Subscriber system assets include installed property and equipment for which ADT retains ownership and deferred costs directly related to the customer acquisition and system installation. We account for subscriber system assets and any deferred costs and revenue resulting from the customer acquisition over the expected life of the customer relationship. We account for subscriber system assets and related deferred costs and revenue using pools, with separate pools for the components of subscriber system assets and any related deferred costs and revenue based on the month and year of acquisition. We depreciate our pooled subscriber system assets and related deferred costs and revenue using an accelerated method over 15 years.

We amortize intangible assets arising from the ADT dealer program in pools determined by the same month and year of contract commencement on an accelerated basis over the expected life of the customer relationship of 15 years.

Loss Contingencies

We record accruals for various contingencies including legal proceedings and other claims that arise in the normal course of business. The accruals are based on judgment, the probability of losses and, where applicable, the consideration of opinions of internal and/or external legal counsel and actuarially determined estimates. We record an accrual when a loss is deemed probable to occur and is reasonably estimable. Additionally, we record insurance recovery receivables from third-party insurers when recovery has been determined to be probable.

Acquisitions

We account for acquired businesses using the purchase method of accounting. Under the purchase method, our combined financial statements reflect the operations of an acquired business starting from the completion of the acquisition. In addition, the assets acquired and liabilities assumed must be recorded at the date of acquisition at their respective estimated fair values, with any excess of the purchase price over the estimated fair values of the net assets acquired recorded as goodwill.

Significant judgment is required in estimating the fair value of intangible assets and in assigning their respective useful lives. Accordingly, we typically obtain the assistance of third-party valuation specialists for significant items. The fair value estimates are based on available historical information and on future expectations and assumptions deemed reasonable by management, but are inherently uncertain.

Goodwill and Indefinite-Lived Intangible Asset Impairments

We assess goodwill and indefinite-lived intangible assets for impairment annually and more frequently if triggering events occur. In performing these assessments, management relies on various factors, including operating results, business plans, economic projections, anticipated future cash flows, comparable market transactions (to the extent available) and other market data.

We recorded no goodwill impairments in conjunction with our annual goodwill impairment assessment performed during the fourth quarter of fiscal year 2011. While historical performance and current expectations have resulted in fair values of goodwill in excess of carrying values, if our assumptions are not realized, it is possible that in the future an impairment charge may need to be recorded. However, it is not possible at this time to determine whether an impairment charge would result or if such a charge would be material. We will continue to monitor the recoverability of our goodwill.

Fair value determinations require considerable judgment and are sensitive to changes in underlying assumptions and factors. As a result, there can be no assurance that the estimates and assumptions made for purposes of the annual goodwill impairment test will prove to be accurate predictions of the future. Examples of events or circumstances that could reasonably be expected to negatively affect the underlying key assumptions and ultimately impact the estimated fair value of the business may include such items as follows: a prolonged downturn in the business environment (i.e. sales volumes and prices); an economic recovery that significantly differs from our assumptions in timing or degree; volatility in equity and debt markets resulting in higher discount rates; and unexpected regulatory changes.

Long-Lived Assets

We review asset groups held and used by us, including property and equipment and amortizable intangible assets, for impairment whenever events or changes in business circumstances indicate that the carrying amount of the asset group may not be fully recoverable. If an impairment is determined to exist, we calculate any related impairment loss based on fair value.

We record impairments to long-lived assets to be disposed of based upon the fair value less cost to sell of the applicable assets. The calculation of the fair value of long-lived assets is based on assumptions concerning the amount and timing of estimated future cash flows and assumed discount rates, reflecting varying degrees of perceived risk.

Income Taxes

For purposes of our combined financial statements, we recorded income tax expense and deferred tax balances as if we filed tax returns on a stand-alone basis separate from Tyco (“Separate Return Method”). The Separate Return Method applies the accounting guidance for income taxes to the standalone financial statements as if we were a separate taxpayer and a standalone enterprise for the periods presented. The calculation of our income taxes on a separate return basis requires a considerable amount of judgment and use of both estimates and allocations. Historically, we have primarily operated within a Tyco U.S. consolidated group as well as within a standalone Canadian entity. In certain instances, tax losses or credits generated by Tyco’s other businesses will be available to us going forward after the Distribution.

In determining taxable income for our combined financial statements, we must make certain estimates and judgments. These estimates and judgments affect the calculation of certain tax liabilities and the determination of the recoverability of certain of the deferred tax assets, which arise from temporary differences between the tax and financial statement recognition of revenue and expense.

In evaluating our ability to recover deferred tax assets, we consider all available positive and negative evidence including our past operating results, the existence of cumulative losses in the most recent years and our forecast of future taxable income. In estimating future taxable income, we develop assumptions including the amount of future pre-tax operating income, the reversal of temporary differences and the implementation of feasible and prudent tax planning strategies. These assumptions require significant judgment about the forecasts of future taxable income and are consistent with the plans and estimates we are using to manage the underlying businesses.

We currently do not have any significant valuation allowances recorded in our combined balance sheets.

The tax carryforwards reflected in our combined financial statements are based on a hypothetical stand-alone income tax return basis. The tax carryforwards include net operating losses and tax credits. The tax carryforwards are not representative of the tax carryforwards we will have available for use after being spun-off from Tyco. We anticipate that as a result of the final spin-off transactions, our post spin-off tax carryforwards will be significantly higher than those reflected in our combined financial statements. Adjustments to reflect these tax carryforwards are included in the pro forma financial information included elsewhere in this Information Statement, The utilization of the post spin-off tax carryforwards will allow us to minimize our cash tax rate consistent with our combined financial statements in the initial periods post-spin until such carryforwards are fully utilized. In addition to the post spin-off tax carryforwards, we expect to have the ability to accelerate certain tax deductions that would allow us to minimize our cash tax rate for a period of time beyond the full utilization of the post spin-off tax carryforwards.

Changes in tax laws and rates could also affect recorded deferred tax assets and liabilities in the future. Management records the effect of a tax rate or law change on our deferred tax assets and liabilities in the period of enactment. Future tax rate or law changes could have a material effect on our results of operations, financial condition or cash flows.

In addition, the calculation of our tax liabilities involves dealing with uncertainties in the application of complex tax regulations in the United States and Canada. We recognize potential liabilities and record tax liabilities for anticipated tax audit issues in the United States and other tax jurisdictions based on our estimate of whether, and the extent to which, additional taxes will be due. These tax liabilities are reflected net of related tax loss carryforwards. We adjust these reserves in light of changing facts and circumstances; however, due to the complexity of some of these uncertainties, the ultimate resolution may result in a payment that is materially different from our current estimate of the tax liabilities. If our estimate of tax liabilities proves to be less than the ultimate assessment, an additional charge to expense would result. If payment of these amounts ultimately proves to be less than the recorded amounts, the reversal of the liabilities would result in tax benefits being recognized in the period when we determine the liabilities are no longer necessary. For purposes of our combined financial statements, we have computed these estimated tax liabilities on a separate return basis.

Accounting Developments

We have presented the information about accounting pronouncements not yet implemented in Note 1 (“Basis of Presentation and Summary of Significant Accounting Policies”) to our annual and quarterly combined financial statements include in this Information Statement.

Patent Agreement

We intend to enter into a Patent Agreement with Tyco in connection with the spin-off under which Tyco will provide ADT and its affiliates with a release and covenant not to sue under Tyco and its Affiliates’ pre-spin-off patent portfolio (excluding patents from Tyco’s Visonic and Proximex businesses) for the continued manufacture, use and sale of pre-spin-off products (and certain modifications thereof), whether manufactured internally or by the same pre-spin-off suppliers. There is no covenant for any Tyco pre-spin-off product if ADT changes the supplier of that product, no covenant for any new products, and no covenant for any product covered by a Visonic or Proximex patent. The covenant extends to dealers, partners, vendors, customers and others in the supply chain to the extent their activities relate to the provision and use of products covered by the above covenant and any related services. ADT will grant a reciprocal release and covenant not to sue under ADT’s pre-spin-off patent portfolio.

This covenant is not intended to modify the parties’ obligations under the non-competition agreement described above under the ADT Separation and Distribution Agreement.

Neither ADT nor Tyco may assign the Patent Agreement without the prior written consent of the other party in its sole discretion, except that either party shall assign the Patent Agreement to any acquirer of the patents governed by the Patent Agreement, such that the Patent Agreement cannot be separated from the patents covered thereby.

The Patent Agreement is expected to take effect on the date of the Distribution, and remain in effect until the last patent covered thereby falls into the public domain.

Trademark Agreement

Prior to the Distribution, we intend to enter into a Trademark Agreement with Tyco in connection with the spin-off that will govern each party’s use of certain trademarks, including the ADT, ALWAYS THERE and SAFEWATCH trademarks and logos (collectively, the “ADT Brand”), pursuant to which Tyco will transfer to us all of its rights in the ADT Brand in North America (specifically, Canada, Puerto Rico and the United States) and Tyco will retain rights to the ADT Brand elsewhere in the world. Each of ADT and Tyco will agree that they and their affiliates will not register or use (subject to a “phase out” transitional license granted to Tyco in North America) the ADT Brand in connection with any goods or services in the other party’s territory. The parties are not restricted from competing with each other under other brands. Under the Trademark Agreement, we will exclusively own the PULSE trademark worldwide.

The Trademark Agreement will allocate the ownership of, and the parties’ online and social media rights and obligations with respect to, the ADT Brand. In general, each party will have the sole right to register domain names containing the ADT Brand in domain names ending in country codes within its respective territory. The Trademark Agreement will contain provisions for allocating ownership, rights and obligations with respect to generic top level domains (gTLDs). The agreement will also contain provisions regarding a common landing page within www.adt.com during the non-competition period.

The Trademark Agreement will contain other customary provisions, including quality control, compliance with applicable laws, and security, system and data protection measures. The Trademark Agreement is expected to take effect on the date of the Distribution, and remain in effect in perpetuity.

Neither ADT nor Tyco may assign the Trademark Agreement without the consent of the other party, in its sole discretion, except that either party shall assign the Trademark Agreement to any acquirer of the trademarks governed by the Trademark Agreement, such that the Trademark Agreement cannot be separated from the trademarks covered thereby.

ADT NORTH AMERICAN RESIDENTIAL SECURITY BUSINESS OF TYCO INTERNATIONAL LTD. COMBINED STATEMENTS OF OPERATIONS

For the Nine Months Ended June 29, 2012 and June 24, 2011

(Unaudited)

	June 29, 2012	June 24, 2011
	($ in millions)
Revenue	$2,416	$2,316
Cost of revenue	1,038	991
Selling, general and administrative expenses	823	810

Operating income	555	515
Interest expense	(67)	(68)

Income before income taxes	488	447
Income tax expense	(186)	(164)

Net income	$302	$283

See Notes to Unaudited Combined Financial Statements

ADT NORTH AMERICAN RESIDENTIAL SECURITY BUSINESS OF TYCO INTERNATIONAL LTD. COMBINED BALANCE SHEETS

As of June 29, 2012 and September 30, 2011

(Unaudited)

	June 29, 2012	September 30, 2011
	($ in millions)
Assets
Current Assets:
Cash and cash equivalents	$3	$65
Accounts receivable trade, less allowance for doubtful accounts of $23 and $23, respectively	80	94
Inventories	57	33
Prepaid expenses and other current assets	44	48
Deferred income taxes	23	23

Total current assets	207	263
Property and equipment, net	178	172
Subscriber system assets, net	1,703	1,653
Goodwill	3,396	3,395
Intangible assets, net	2,846	2,755
Deferred subscriber acquisition costs, net	454	417
Other assets	93	84

Total Assets	$8,877	$8,739

Liabilities and Parent Company Equity
Current Liabilities:
Current maturities of long-term debt	$1	$1
Accounts payable	177	153
Accrued and other current liabilities	165	163
Deferred revenue	254	250

Total current liabilities	597	567
Long-term debt, including allocated debt of $1,514 and $1,482, respectively (see Note 6)	1,537	1,506
Deferred subscriber acquisition revenue	650	630
Deferred tax liabilities	632	632
Other liabilities	171	173

Total Liabilities	3,587	3,508

Commitments and contingencies (see Note 9)

Parent Company Equity:
Parent company investment	5,223	5,152
Accumulated other comprehensive income	67	79

Total Parent Company Equity	5,290	5,231

Total Liabilities and Parent Company Equity	$8,877	$8,739

See Notes to Unaudited Combined Financial Statements

ADT NORTH AMERICAN RESIDENTIAL SECURITY BUSINESS OF TYCO INTERNATIONAL LTD. COMBINED STATEMENTS OF CASH FLOWS

For the Nine Months Ended June 29, 2012 and June 24, 2011

(Unaudited)

	For the Nine Months Ended
	June 29, 2012	June 24, 2011
	($ in millions)
Cash Flows From Operating Activities:
Net income	$302	$283
Adjustments to reconcile net cash provided by operating activities:
Depreciation and amortization	728	694
Amortization of deferred subscriber acquisition revenue	(89)	(85)
Non-cash compensation expense	6	7
Deferred income taxes	186	164
Provision for losses on accounts receivable and inventory	38	35
Changes in assets and liabilities:
Accounts receivable, net	(19)	(33)
Inventories	(26)	(12)
Accounts payable	23	36
Accrued and other liabilities	(20)	(20)
Income taxes, net	(7)	(9)
Deferred subscriber acquisition costs	(119)	(97)
Deferred subscriber acquisition revenue	109	83
Other	24	(3)

Net cash provided by operating activities	1,136	1,043

Cash Flows From Investing Activities:
Dealer generated customer accounts and bulk account purchases	(494)	(425)
Subscriber system assets	(268)	(211)
Capital expenditures	(44)	(20)
Other	(9)	(7)

Net cash used in investing activities	(815)	(663)

Cash Flows From Financing Activities:
Repayments of current maturities of long-term debt	(1)	(1)
Allocated debt activity	35	57
Change in due to Tyco and affiliates	—	36
Change in parent company investment	(420)	(492)

Net cash used in financing activities	(386)	(400)

Effect of currency translation on cash	3	3

Net decrease in cash and cash equivalents	(62)	(17)
Cash and cash equivalents at beginning of period	65	84

Cash and cash equivalents at end of period	$3	$67

See Notes to Unaudited Combined Financial Statements

ADT NORTH AMERICAN RESIDENTIAL SECURITY BUSINESS OF TYCO INTERNATIONAL LTD.

COMBINED STATEMENTS OF PARENT COMPANY EQUITY

For the Nine Months Ended June 29, 2012 and June 24, 2011

(Unaudited)

	Parent Company Investment	Accumulated Other Comprehensive Income	Total Parent Company Equity
	($ in millions)
Balance as of September 24, 2010	$5,087	$79	$5,166
Comprehensive income:
Net income	283		283
Currency translation		25	25
Retirement plans		(10)	(10)

Total comprehensive income			298
Net transfers to Parent	(332)		(332)

Balance as of June 24, 2011	$5,038	$94	$5,132

	Parent Company Investment	Accumulated Other Comprehensive Income (Loss)	Total Parent Company Equity
	($ in millions)
Balance as of September 30, 2011	$5,152	$79	$5,231
Comprehensive income:
Net income	302		302
Currency translation		2	2
Retirement plans		(14)	(14)

Total comprehensive income			290
Net transfers to Parent	(231)		(231)

Balance as of June 29, 2012	$5,223	$67	$5,290

See Notes to Unaudited Combined Financial Statements

ADT NORTH AMERICAN RESIDENTIAL SECURITY BUSINESS OF TYCO

INTERNATIONAL, LTD.

NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS

1.	Basis of Presentation and Summary of Significant Accounting Policies

Separation—On September 19, 2011, Tyco International Ltd. (“Tyco” or “Parent) announced that its Board of Directors approved a plan to separate Tyco into three separate, publicly traded companies (the “Separation”), identifying the ADT North American Residential Security Business of Tyco (the “Company”), as one of those three companies. The Separation is expected to be completed by the end of the third calendar quarter of 2012 through a tax-free pro rata distribution of all of the equity interest in the Company (“the Distribution”). During January 2012, The ADT Corporation (“ADT”), which upon completion of the Separation will become the parent of the Company, was incorporated in the State of Delaware.

Completion of the proposed separation is subject to certain conditions, including final approval by the Tyco Board of Directors and shareholders, receipt of tax opinions and rulings and the filing and effectiveness of registration statements with the Securities and Exchange Commission (“SEC”).

Basis of Presentation—The Combined Financial Statements include the combined operations, assets and liabilities of the Company. The Combined Financial Statements have been prepared in United States dollars (“USD”), in accordance with generally accepted accounting principles in the United States (“GAAP”). The Combined Financial Statements included herein are unaudited, but in the opinion of management, such financial statements include all adjustments, consisting of normal recurring adjustments, necessary to summarize fairly the Company’s financial position, results of operations and cash flows for the interim periods. The results reported in these Combined Financial Statements should not be taken as indicative of results that may be expected for the entire year. These financial statements should be read in conjunction with the Company’s audited Combined Financial Statements included elsewhere in this registration statement.

Additionally, the Combined Financial Statements do not necessarily reflect what the Company’s combined results of operations, financial position and cash flows would have been had the Company operated as an independent, publicly traded company during the periods presented. The Company’s Combined Financial Statements have been prepared to include all of Tyco’s residential and small business security business in the United States, Canada and certain U.S. territories, and reflect a combination of the assets and liabilities that have been used in managing and operating this business. All revenue and most assets and liabilities, including subscriber-related assets and liabilities, and most expenses reflected in the combined financial statements are directly associated with the Company. Due to existing functions and facilities shared among Tyco and us, certain working capital, property and equipment, and operating expense balances have been allocated to the Company. In addition, certain general corporate overhead, debt and related interest expense have been allocated by Tyco to the Company. The Company used certain underlying activity drivers as a basis of allocation, including revenue, materials usage, head-count utilization and other factors. Management believes such allocations are reasonable; however, they may not be indicative of the actual results of the Company had the Company been operating as an independent, publicly traded company for the periods presented or the amounts that will be incurred by the Company in the future. Note 6 provides further information regarding debt and related interest expense allocations and Note 7 provides further information regarding general corporate overhead allocations.

References to 2012 and 2011 are to the Company’s nine month fiscal periods ended June 29, 2012 and June 24, 2011, respectively, unless otherwise indicated.

The Company conducts business in one operating segment. This segment is identified by the Company based on how resources are allocated and operating decisions are made. Management evaluates performance and allocates resources based on operating profit or loss of the Company as a whole.

The Company has a 52 or 53-week fiscal year that ends on the last Friday in September. Fiscal year 2012 will be a 52-week, whereas fiscal year 2011 was a 53-week year.

The Company conducts business through its operating entities. All intercompany transactions have been eliminated. The results of companies acquired during the year are included in the Combined Financial Statements from the effective date of acquisition. See Note 3.

Recently Issued Accounting Pronouncements—In June 2011, the Financial Accounting Standards Board (“FASB”) issued authoritative guidance for the presentation of comprehensive income. The guidance amended the reporting of Other Comprehensive Income (“OCI”) by eliminating the option to present OCI as part of the Combined Statements of Parent Company Equity. The amendment will not impact the accounting for OCI, but only its presentation in the Company’s Combined Financial Statements. The guidance requires that items of net income and OCI be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements which include total net income and its components, consecutively followed by total OCI and its components to arrive at total comprehensive income. In December 2011, the FASB issued authoritative guidance to defer the effective date for those aspects of the guidance relating to the presentation of reclassification adjustments out of accumulated other comprehensive income by component. The guidance must be applied retrospectively and is effective for the Company in the first quarter of fiscal year 2013, with early adoption permitted. The Company is currently assessing the timing of its adoption of the guidance.

In September 2011, the FASB issued authoritative guidance which expanded and enhanced the existing disclosure requirements related to multi-employer pension and other postretirement benefit plans. The amendments require additional quantitative and qualitative disclosures to provide more detailed information regarding these plans, including the significant multi-employer plans in which the Company participates, the level of the Company’s participation and contributions with respect to such plans, the financial health of such plans and an indication of funded status. These disclosures are intended to provide users of financial statements with a better understanding of the employer’s involvement in multi-employer benefit plans. The guidance must be applied retrospectively and is effective for the Company in the fiscal year 2012 annual period. The Company will apply this guidance concurrent with its annual pension disclosures during the fourth quarter of fiscal year 2012. The Company is currently assessing what impact, if any, the guidance will have on its annual disclosures.

In September 2011, the FASB issued authoritative guidance which amends the process of testing goodwill for impairment. The guidance permits an entity to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not (defined as having a likelihood of more than fifty percent) that the fair value of a reporting unit is less than its carrying amount. If an entity determines it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, performing the traditional two step goodwill impairment test is unnecessary. If an entity concludes otherwise, it would be required to perform the first step of the two step goodwill impairment test. If the carrying amount of the reporting unit exceeds its fair value, then the entity is required to perform the second step of the goodwill impairment test. However, an entity has the option to bypass the qualitative assessment in any period and proceed directly to step one of the impairment test. The guidance is effective for the Company for interim and annual impairment testing beginning in the first quarter of fiscal year 2013.

2.	Restructuring and Asset Impairment Charges, Net

From time to time, the Company will initiate various restructuring actions which result in employee severance, facility exit and other restructuring costs, as described below.

The Company initiated multi-year restructuring programs in 2009 (the “2009 Program”) and 2011 (the “2011 Program”). Under each of these programs, the Company incurred restructuring and asset impairment charges, net, during 2012 and 2011 which are included in selling, general and administrative expenses, as follows ($ in millions):

	For the Nine Months Ended June 29, 2012	For the Nine Months Ended June 24, 2011
2011 Program
Employee severance and benefits	$—	$(3)
Facility exit and other charges	2	3

2009 Program
Employee severance and benefits	—	1

Total	$2	$1

Restructuring and asset impairment charges, net, incurred cumulative to date from initiation are as follows ($ in millions):

	2011 Program	2009 Program
Employee severance and benefits	$4	$10
Facility exit and other charges	5	4

Total	$9	$14

The rollforward of the reserves related to 2011 and 2009 programs from September 30, 2011 to June 29, 2012 is as follows ($ in millions):

	2011 Program	2009 Program	Total
Balance as of September 30, 2011	$2	$1	$3
Charges	2	—	2
Reversals	—	—	—
Utilization	(2)	—	(2)
Reclass / transfers	1	—	1

Balance as of June 29, 2012	$3	$1	$4

Restructuring charges for the nine months ended June 29, 2012 and June 24, 2011 were immaterial for restructuring actions initiated prior to 2009. The remaining reserve for these actions was $7 million as of both June 29, 2012 and September 30, 2011.

3.	Acquisitions

Fiscal 2012

Acquisitions

During the nine months ended June 29, 2012, there were no acquisitions made by the Company.

Dealer Generated Customer Accounts and Bulk Account Purchases

During the nine months ended June 29, 2012, the Company paid $494 million of cash to acquire approximately 403,000 customer contracts for electronic security services.

Acquisition and Integration Related Costs

Acquisition and integration related costs are expensed as incurred. During the nine months ended June 29, 2012, the Company incurred integration costs of $12 million, in connection with the integration of Brink’s Home Security Holdings, Inc (“BHS” or “Broadview Security”). Such costs are recorded in selling, general and administrative expenses in the Company’s Combined Statements of Operations.

Fiscal 2011

Acquisitions

During the nine months ended June 24, 2011, there were no acquisitions made by the Company.

Dealer Generated Customer Accounts and Bulk Account Purchases

During the nine months ended June 24, 2011, the Company paid $425 million of cash to acquire approximately 357,000 customer contracts for electronic security services.

Acquisition and Integration Related Costs

Acquisition and integration related costs are expensed as incurred. During the nine months ended June 24, 2011, the Company incurred integration costs of $19 million, in connection with the integration of Broadview Security. Such costs are recorded in selling, general and administrative expenses in the Company’s Combined Statements of Operations.

4.	Income Taxes

The Company did not have a significant change to its unrecognized tax benefits during the nine months ended June 29, 2012. The Company’s uncertain tax positions relate to tax years that remain subject to audit by taxing authorities. The Company does not anticipate the total amount of the unrecognized tax benefits to change significantly within the next twelve months.

Undistributed Earnings of Subsidiaries

The Company’s primary non-U.S. operations are located in Canada. No additional provision has been accrued for U.S. or non-U.S. income taxes on the undistributed earnings or for unrecognized deferred tax liabilities for temporary differences related to investments in the Company’s Canadian entity since the earnings are expected to be permanently reinvested and the investments are permanent in duration. Although the amount of undistributed earnings at the time of Separation is not currently known, it is anticipated that the Company’s deferral of U.S. income taxes or foreign withholding taxes on temporary differences will not be material.

Tax Sharing Agreement and Other Income Tax Matters

In connection with the Separation from Tyco, ADT expects to enter into a tax sharing agreement with Tyco and Tyco Flow Control (the “2012 Tax Sharing Agreement’) that will govern the respective rights, responsibilities and obligations of ADT, Tyco and Tyco Flow Control for certain pre-Separation tax liabilities, including Tyco’s obligations under the tax sharing agreement among Tyco, Covidien Ltd. (“Covidien”), and TE Connectivity Ltd. (“TE Connectivity”) entered into in 2007 (the “2007 Tax Sharing Agreement”). The Company expects that the 2012 Tax Sharing Agreement will provide that ADT, Tyco and Tyco Flow Control will share (i) certain pre-Distribution income tax liabilities that arise from adjustments made by tax authorities to ADT’s, Tyco’s, and Tyco Flow Control’s U.S. income tax returns, and (ii) payments required to be made by Tyco in respect to the 2007 Tax Sharing Agreement (collectively, “Shared Tax Liabilities”). Tyco will be responsible for the first $500 million of Shared Tax Liabilities. Tyco Flow Control and ADT will share 42% and 58%, respectively, of the next $225 million of Shared Tax Liabilities. Tyco Flow Control, ADT and Tyco will share 20.0%, 27.5% and 52.5%, respectively, of Shared Tax Liabilities above $725 million.

In addition, in the event the Distribution, the spin-off of Tyco Flow Control (the “Tyco Flow Control Spin-Off”), or certain internal transactions undertaken in connection therewith were determined to be taxable as a result of actions taken after the Distribution by ADT, Tyco Flow Control or Tyco, the party responsible for such failure would be responsible for all taxes imposed on ADT, Tyco Flow Control or Tyco as a result thereof. Taxes resulting from the determination that the Distribution, the Tyco Flow Control Spin-Off, or any internal transactions that were intended to be tax-free is taxable are referred to herein as “Distribution Taxes.” If such failure is not the result of actions taken after the Distribution by ADT, Tyco Flow Control or Tyco, then ADT, Tyco Flow Control and Tyco would be responsible for any Distribution Taxes imposed on ADT, Tyco Flow Control or Tyco as a result of such determination in the same manner and in the same proportions as the Shared Tax Liabilities. ADT will have sole responsibility for any income tax liability arising as a result of Tyco’s acquisition of Broadview Security in May 2010, including any liability of Broadview Security under the tax sharing agreement between Broadview Security and The Brink’s Company dated October 31, 2008 (collectively, “Broadview Tax Liabilities”). Costs and expenses associated with the management of Shared Tax Liabilities, Distribution Taxes, and Broadview Tax Liabilities will generally be shared 20.0% by Tyco Flow Control, 27.5% by ADT and 52.5% by Tyco. ADT is responsible for all of its own taxes that are not shared pursuant to the 2012 Tax Sharing Agreement’s sharing formulae. In addition, Tyco and Tyco Flow Control are responsible for their tax liabilities that are not subject to the 2012 Tax Sharing Agreement’s sharing formulae.

The 2012 Tax Sharing Agreement is also expected to provide that, if any party were to default in its obligation to another party to pay its share of the Distribution Taxes that arise as a result of no party’s fault, each non-defaulting party would be required to pay, equally with any other non-defaulting party, the amounts in default. In addition, if another party to the 2012 Tax Sharing Agreement that is responsible for all or a portion of an income tax liability were to default in its payment of such liability to a taxing authority, we could be legally liable under applicable tax law for such liabilities and required to make additional tax payments. Accordingly, under certain circumstances, ADT may be obligated to pay amounts in excess of its agreed-upon share of its, Tyco’s and Tyco Flow Control’s tax liabilities.

Each of ADT, Tyco and Tyco Flow Control will agree to indemnify the other two parties against any amounts paid by such parties pursuant to the 2012 Tax Sharing Agreement and with respect to which such paying parties are not responsible pursuant to the 2012 Tax Sharing Agreement. Though valid as between the parties, the 2012 Tax Sharing Agreement will not be binding on the IRS.

Under the 2012 Tax Sharing Agreement, there will be restrictions on the Company’s ability to take actions that could cause the Distribution or certain internal transactions undertaken in anticipation of the Distribution to fail to qualify for favorable treatment under the Code, including entering into, approving or allowing any transaction that results in a change in ownership of more than 35% of the Company’s common shares (when combined with any other changes in ownership of its shares), a redemption of equity securities, a sale or other disposition of more than 35% of the Company’s assets or engaging in certain internal transactions. These restrictions will apply for the two-year period after the Distribution, unless, for certain transactions, the Company obtains the consent of Tyco and Tyco Flow Control or obtains a private letter ruling from the IRS or an unqualified opinion of a nationally recognized law firm that such action will not cause the Distribution or the internal transactions undertaken in anticipation of the Distribution to fail to qualify for favorable treatment under the Code, and such letter ruling or opinion, as the case may be, is acceptable to Tyco and Tyco Flow Control.

Moreover, the 2012 Tax Sharing Agreement will also provide that the Company is responsible for any taxes imposed on Tyco, Tyco Flow Control or any of their affiliates as a result of the failure of the Distribution or the internal transaction to qualify for favorable treatment under the Code if such failure is attributable to certain post-Distribution actions taken by or in respect of the Company, any of its affiliates or its shareholders, regardless of whether the actions occur more than two years after the Distribution, Tyco and Tyco Flow Control consent so such actions or the Company obtains a favorable letter ruling or opinion of tax counsel as described above. For example, the Company would be responsible for a third party’s acquisition of the Company at a time and in a manner that would cause such failure. These restrictions may prevent the Company from entering into transactions which might be advantageous to it or its shareholders.

5.	Goodwill and Intangible Assets

Annually, in the fiscal fourth quarter, and more frequently if triggering events occur, the Company tests goodwill for impairment by comparing the fair value of each reporting unit with its carrying amount. Fair value for each reporting unit is determined utilizing a discounted cash flow analysis based on the Company’s forecast cash flows discounted using an estimated weighted-average cost of capital of market participants. A market approach is utilized to corroborate the discounted cash flow analysis performed for each reporting unit. If the carrying amount of a reporting unit exceeds its fair value, goodwill is considered potentially impaired. In determining fair value, management relies on and considers a number of factors, including operating results, business plans, economic projections, anticipated future cash flow, comparable market transactions (to the extent available), other market data and Tyco’s overall market capitalization.

The changes in the carrying amount of goodwill as of June 29, 2012 and September 30, 2011 are as follows ($ in millions):

Balance as of September 30, 2011	$3,395
Currency Translation	1

Balance as of June 29, 2012	$3,396

Balance as of September 24, 2010	$3,393
Acquisitions/Purchase Accounting Adjustments	2

Balance as of September 30, 2011	$3,395

The gross carrying amounts and accumulated amortization of the Company’s intangible assets as of June 29, 2012 and September 30, 2011 are as follows ($ in millions):

	June 29, 2012		September 30, 2011
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Amortizable:
Contracts and related customer relationships	$7,117	$4,276	$6,687	$3,938
Other	14	9	13	7

Total	$7,131	$4,285	$6,700	$3,945

Other than goodwill, the Company does not have any other indefinite-lived intangible assets as of June 29, 2012 and September 30, 2011. Intangible asset amortization expense for the nine months ended June 29, 2012 and June 24, 2011 was $407 million and $388 million, respectively. As of June 29, 2012, the weighted-average amortization period for contracts and related customer relationships, other intangibles and total intangible assets were 14 years, 6 years, and 14 years, respectively.

The estimated aggregate amortization expense on intangible assets is expected to be approximately $136 million for the remainder of 2012, $489 million for 2013, $418 million for 2014, $356 million for 2015, $302 million for 2016 and $1,145 for 2017 and thereafter.

6.	Debt

Debt as of June 29, 2012 and September 30, 2011 is as follows ($ in millions):

	June 29, 2012	September 30, 2011
Current maturities of long-term debt:
Capital lease obligations	$1	$1

Current maturities of long-term debt	1	1

Long-term debt:
Allocated debt	1,514	1,482
Capital lease obligations	23	24

Total long-term debt	1,537	1,506

Total debt	$1,538	$1,507

Tyco uses a centralized approach to cash management and financing of its operations excluding debt directly incurred by any of its businesses, such as capital lease obligations. Accordingly, Tyco’s consolidated debt and related interest expense, exclusive of amounts incurred directly by the Company, have been allocated to the Company based on an assessment of the Company’s share of external debt using historical data. Interest expense was allocated in the same proportions as debt and includes the impact of interest rate swap agreements designated as fair value hedges. For the nine months ended June 29, 2012 and June 24, 2011, Tyco has allocated to the Company interest expense of $64 million and $67 million, respectively. The fair value of the Company’s allocated debt was $1,793 million and $1,717 million as of June 29, 2012 and September 30, 2011, respectively. The fair value of its debt was allocated in the same proportions as Tyco’s external debt.

Management believes the allocation basis for debt and interest expense is reasonable based on an assessment of historical data. However, these amounts may not be indicative of the actual amounts that the Company would have incurred had the Company been operating as an independent, publicly-traded company for the periods presented.

On June 22, 2012, ADT entered into a new unsecured senior revolving credit facility with an aggregate commitment of $750 million (provided that until the Distribution has occurred and certain related conditions have been met, availability under the revolving credit facility will be limited to $250 million). This revolving credit facility is available to be used for working capital, capital expenditures and other corporate purposes, however, ADT does not anticipate drawing upon the facility at this time. Tyco is a guarantor under the revolving credit facility, which guarantee will be released and cancelled in connection with the Distribution. The interest rate for borrowings under the revolving credit facility is based on the London Interbank Offered Rate (“LIBOR”) or an alternative base rate, plus a spread, based upon ADT’s credit rating. To date, no amounts have been drawn under the revolving credit facility, therefore, the fair value as of June 29, 2012 was nil.

Additionally, on June 22, 2012, ADT entered into a 364-day bridge facility that provided for aggregate lending commitments in the amount of $2.25 billion. This facility was subsequently terminated on July 5, 2012 in connection with the $2.5 billion debt issuance discussed in Note 16—Subsequent Events.

7.	Related Party Transactions

Cash Management—Tyco uses a centralized approach to cash management and financing of operations. The Company’s cash was available for use and was regularly “swept” by Tyco at its discretion. Transfers of cash both to and from Tyco are included within parent company investment on the Combined Statements of Parent Company Equity. The main components of the net transfers (to)/from Parent are cash pooling and general financing activities, cash transfers for acquisitions, investments and various allocations from Tyco.

Trade Activity—Accounts payable includes $16 million and $9 million of payables to Tyco affiliates as of June 29, 2012 and September 30, 2011, respectively, primarily related to the purchase of inventory. During the nine months ended June 29, 2012 and June 24, 2011, the Company purchased inventory from Tyco affiliates of $88 million and $51 million, respectively.

Service and Lending Arrangement with Tyco Affiliates—The Company has various debt and cash pool agreements with Tyco affiliates, which are executed outside of the normal Tyco centralized approach to cash management and financing of operations. As of both June 29, 2012 and September 30, 2011, other liabilities include $63 million of payables to Tyco affiliates, respectively.

Additionally, the Company, Tyco and its affiliates pay for expenses on behalf of each other. Prepaid expenses and other current assets include $6 million and $7 million of receivables from Tyco and its affiliates as of June 29, 2012 and September 30, 2011, respectively. Accrued and other current liabilities include $12 million and $2 million of payables to Tyco and its affiliates as of June 29, 2012 and September 30, 2011, respectively.

Debt and Related Items—The Company was allocated a portion of Tyco’s consolidated debt and interest expense. Note 6 provides further information regarding these allocations.

Insurable Liabilities—In 2011 and 2012, the Company was insured for workers’ compensation, property, product, general and auto liabilities by a captive insurance company that was wholly-owned by Tyco. Tyco has insurance for losses in excess of the captive insurance company policies’ limits through third-party insurance companies. The Company paid a premium in each year to obtain insurance coverage during these periods. Premiums expensed by the Company were $18 million for both the nine months ended June 29, 2012 and June 24, 2011. These amounts are included in the selling, general and administrative expenses in the Combined Statements of Operations for the nine months ended June 29, 2012 and June 24, 2011.

As of June 29, 2012 and September 30, 2011, the Company recorded insurance-related liabilities of $13 million and $14 million, respectively, in accrued and other liabilities and $41 million and $43 million, respectively in other liabilities in the Combined Balance Sheets, with offsetting insurance assets of the same amounts due from Tyco.

General Corporate Overhead—The Company was allocated corporate overhead expenses from Tyco for corporate related functions based on the relative proportion of either the Company’s headcount or net revenue to Tyco’s consolidated headcount or net revenue. Corporate overhead expenses primarily related to centralized corporate functions, including finance, treasury, tax, legal, information technology, internal audit, human resources and risk management functions. During the nine months ended June 29, 2012 and June 24, 2011, the Company was allocated $39 million and $53 million, respectively, of general corporate expenses incurred by Tyco. These amounts are included within selling, general and administrative expenses in the Combined Statements of Operations for the nine months ended June 29, 2012 and June 24, 2011. See Note 1 for further discussion of allocations.

8.	Financial Instruments

The Company’s financial instruments consist primarily of cash and cash equivalents, accounts receivable, accounts payable, and debt. The fair value of cash and cash equivalents, accounts receivable and accounts payable approximated book value as of June 29, 2012 because of their short-term nature. See Note 6 for the fair value of the Company’s debt.

9.	Commitments and Contingencies

Legal Proceedings

The Company is subject to various claims and lawsuits in the ordinary course of business, including from time to time, contractual disputes, product and general liability claims, claims that the Company has infringed the intellectual property rights of others, and claims related to alleged security system failures. The Company has recorded accruals for losses that it believes are probable to occur and are reasonably estimable. While the ultimate outcome of these matters cannot be predicted with certainty, the Company believes that the resolution of any such proceedings (other than matters specifically identified below), will not have a material adverse effect on its financial condition, results of operations or cash flows beyond amounts recorded for such matters.

Broadview Security Contingency

On May 14, 2010, the Company acquired Broadview Security, a business formerly owned by The Brink’s Company. Under the Coal Industry Retiree Health Benefit Act of 1992, as amended (the “Coal Act”), The Brink’s Company and its majority-owned subsidiaries at July 20, 1992 (including certain legal entities acquired in the Broadview Security acquisition) are jointly and severally liable with certain of The Brink’s Company’s other current and former subsidiaries for health care coverage obligations provided for by the Coal Act. A Voluntary Employees’ Beneficiary Associate (“VEBA”) trust has been established by The Brink’s Company to pay for these liabilities, although the trust may have insufficient funds to satisfy all future obligations. At the time of its spin-off from The Brink’s Company, Broadview Security entered into an agreement in which The Brink’s Company agreed to indemnify it for any and all liabilities and expenses related to The Brink’s Company’s former coal operations, including any health care coverage obligations. The Brink’s Company has agreed that this indemnification survives the Company’s acquisition of Broadview Security. The Company has evaluated its potential liability under the Coal Act as a contingency in light of all known facts, including the funding of the VEBA, and indemnification provided by The Brink’s Company. The Company has concluded that no accrual is necessary due to the existence of the indemnification and its belief that The Brink’s Company and VEBA will be able to satisfy all future obligations under the Coal Act.

Income Tax Matters

As discussed above in Note 4, the 2012 Tax Sharing Agreement will govern the rights and obligations of ADT, Tyco and Tyco Flow Control for certain tax liabilities with respect to periods or portions thereof ending on or before the date of the Distribution. ADT is responsible for all of its own taxes that are not shared pursuant to the 2012 Tax Sharing Agreement’s sharing formulae. Tyco and Tyco Flow Control are responsible for their tax liabilities that are not subject to the 2012 Tax Sharing Agreement’s sharing formulae.

With respect to years prior to and including the 2007 separation of Covidien and TE Connectivity by Tyco, tax authorities have raised issues and proposed tax adjustments that are generally subject to the sharing provisions of the 2007 Tax Sharing Agreement and which may require Tyco to make a payment to a taxing authority, Covidien or TE Connectivity. Tyco has recorded a liability of $406 million as of June 29, 2012 which it has assessed and believes is adequate to cover the payments that Tyco may be required to make under the 2007 Tax Sharing Agreement. Tyco is reviewing and contesting certain of the proposed tax adjustments.

With respect to adjustments raised by the IRS, although Tyco has resolved a substantial number of these adjustments, a few significant items remain open with respect to the audit of the 1997 through 2004 years. As of the date hereof, it is unlikely that Tyco will be able to resolve all the open items, which primarily involve the treatment of certain intercompany debt transactions during the period, through the IRS appeals process. As a result, Tyco expects to litigate these matters once it receives the requisite statutory notices from the IRS, which may occur as soon as within the next three months. However, the ultimate resolution of these matters is uncertain and could result in Tyco being responsible for a greater amount than it expects under the 2007 Tax Sharing Agreement.

To the extent ADT is responsible for any liability under the 2012 Tax Sharing Agreement, there could be a material adverse impact on its financial position, results of operations, cash flows or its effective tax rate in future reporting periods.

ADT Dealer Litigation

As previously reported, in 2002, a number of former dealers and related parties have filed lawsuits against the Company in the United States and in other countries, including a class action lawsuit filed in the District Court of Arapahoe County, Colorado, alleging breach of contract and other claims related to the Company’s decision to terminate certain authorized dealers in 2002 and 2003. In February 2010, the Court granted a directed verdict in the Company’s favor dismissing a number of the plaintiffs’ key claims. Upon appeal, the Colorado Court of Appeals affirmed the verdict in the Company’s favor in October 2011. The parties agreed to settle this matter in April 2012 with no cash consideration being paid by either side, which is subject to final court approval.

Telephone Consumer Protection Act

The Company has been named as a defendant in two putative class actions that were filed on behalf of purported classes of persons who claim to have received unsolicited “robocalls” in contravention of the U.S. Telephone Consumer Protection Act (“TCPA”). These lawsuits were brought by plaintiffs seeking class action status and monetary damages on behalf of all plaintiffs who allegedly received such unsolicited calls, claiming that millions of calls were made by third party entities on the Company’s behalf. The Company asserts that such entities were not retained by, nor authorized to make calls on behalf of, the Company. These matters have been consolidated in the United States District Court for the Northern District of Illinois into one civil action. Each violation under the TCPA provides for $500 in statutory damages ($1,500 if a willful violation is shown). The Company believes that it has meritorious defenses to these claims and, accordingly, intends to vigorously defend against these actions. The Company has made no provision for this contingency as a reasonable estimate of loss cannot be made at this time.

10.	Retirement Plans

Defined Benefit Pension Plans—The Company sponsors one defined benefit pension plan. The net periodic benefit cost for this plan was not material for the nine months ended June 29, 2012 and June 24, 2011.

The estimated net actuarial loss for the pension benefit plan that will be amortized from accumulated other comprehensive income into net periodic benefit cost over the current fiscal year is expected to be $1 million.

The Company’s funding policy is to make contributions in accordance with U.S. laws as well as to make discretionary voluntary contributions from time-to-time. The Company anticipates that it will contribute at least the minimum required to its pension plan in fiscal year 2012 of $4 million. During the nine months ended June 29, 2012, the Company made $3 million of contributions to its pension plan.

The plan is a co-mingled plan that includes plan participants of other Tyco subsidiaries. The Company has recorded its portion of the co-mingled plan expense and the related obligations which have been actuarially determined based on the Company’s specific benefit formula by participant and allocated plan assets. The contribution amounts were determined in total for the co-mingled plan and allocated to the Company based on headcount. Management believes such allocations are reasonable; however, during 2012, when the plan is legally separated, the Company expects there will be a reallocation of assets based on the ERISA prescribed calculation which will result in adjustments to the components of the net amount recognized and future expense.

Postretirement Benefit Plans—Net periodic benefit cost was not material for both periods.

11.	Share Plans

During the quarter ended December 30, 2011, Tyco issued its annual share-based compensation grants to Company employees. The total number of awards issued was approximately 0.4 million, of which 0.3 million were share options, 0.1 million were restricted unit awards and 0.03 million were performance share unit awards. The options and restricted stock units vest in equal annual installments over a period of 4 years, and the performance share unit awards vest after a period of 3 years based on the level of attainment of the applicable performance metrics of Tyco, which are determined by the Compensation and Human Resources Committee of the Board of Tyco. The weighted-average grant-date fair value of the share options, restricted unit awards and performance share unit awards was $12.21, $44.32 and $49.42, respectively. The weighted-average assumptions used in the Black-Scholes option pricing model included an expected stock price volatility of 36%, a risk free interest rate of 1.39%, an expected annual dividend per share of $1.00 and an expected option life of 5.5 years.

During the quarter ended December 24, 2010, Tyco issued its annual share-based compensation grants to Company employees. The total number of awards issued was approximately 0.6 million, of which 0.4 million were share options, 0.2 million were restricted unit awards and 0.03 million were performance share unit awards. The options and restricted stock units vest in equal annual installments over a period of 4 years, and the performance share unit awards vest after a period of 3 years based on the level of attainment of the applicable performance metrics of Tyco, which are determined by the Compensation and Human Resources Committee of the Board of Tyco. The weighted-average grant-date fair value of the share options, restricted unit awards and performance share unit awards was $8.78, $37.29 and $41.95, respectively. The weighted-average assumptions used in the Black-Scholes option pricing model included an expected stock price volatility of 33%, a risk free interest rate of 1.10%, an expected annual dividend per share of $0.84 and an expected option life of 4.8 years.

12.	Accumulated Other Comprehensive Income

The components of accumulated other comprehensive income are as follows ($ in millions):

	Currency Translation Adjustments	Retirement Plans	Accumulated Other Comprehensive Income
Balance as of September 24, 2010	$97	$(18)	$79
Pre-tax current period change	25	(10)	15

Balance as of June 24, 2011	$122	$(28)	$94

	Currency Translation Adjustments	Retirement Plans	Accumulated Other Comprehensive Income
Balance as of September 30, 2011	$100	$(21)	$79
Pre-tax current period change	2	(14)	(12)

Balance as of June 29, 2012	$102	$(35)	$67

13.	Inventory

Inventories consisted of the following ($ in millions):

	June 29, 2012	September 30, 2011
Work in process	$7	$6
Finished goods	50	27

Inventories	$57	$33

14.	Property, Plant and Equipment

Property, plant and equipment consisted of the following ($ in millions):

	June 29, 2012	September 30, 2011
Land	$9	$9
Buildings and leasehold improvements	67	64
Machinery and equipment	311	290
Property under capital leases(1)	25	25
Construction in progress	39	37
Accumulated depreciation(2)	(273)	(253)

Property and equipment, net	$178	$172

(1)	Property under capital leases consists primarily of buildings.
(2)	Accumulated amortization of capital lease assets was $14 million and $13 million as of June 29, 2012 and September 30, 2011, respectively.

15.	Guarantees

In certain situations, Tyco has guaranteed the Company’s performance to third parties or has provided financial guarantees for financial commitments of the Company. Tyco and the Company intend to obtain releases from these guarantees in connection with Separation. In situations where the Company and Tyco are unable to obtain a release, the Company will indemnify Tyco for any losses it suffers as a result of such guarantees.

In the normal course of business, the Company is liable for contract completion and product performance. In the opinion of management, such obligations will not significantly affect the Company’s financial position, results of operations or cash flows.

16.	Subsequent Events

The Company has evaluated subsequent events through the time it issued its financial statements on August 29, 2012.

A series of transactions were initiated on June 30, 2012 in order to transfer to ADT certain assets and liabilities of Tyco’s ADT North American Residential Security Business that are necessary in advance of the Separation.

On July 5, 2012, ADT issued $2.5 billion aggregate principal amount of unsecured notes, of which $750 million aggregate principal amount of 2.25% notes will mature on July 15, 2017, $1.0 billion aggregate principal amount of 3.50% notes will mature on July 15, 2022, and $750 million aggregate principal amount of 4.875% notes will mature on July 15, 2042. Net cash proceeds from the issuance of this term indebtedness totaled approximately $2.47 billion and will be used to repay intercompany debt and to make other cash payments to Tyco to allow it to fund repurchases or redemptions of its indebtedness. Tyco is initially guaranteeing the notes, and its guarantee will be released and cancelled in connection with the Distribution. Interest is payable on January 15 and July 15 of each year, commencing on January 15, 2013. ADT may redeem each series of the notes, in whole or in part, at any time at a redemption price equal to the principal amount of the notes to be redeemed, plus a make-whole premium.

THE ADT CORPORATION

STATEMENT OF OPERATIONS

For the Five Months Ended June 29, 2012

(Unaudited)

June 29, 2012
($ in millions)
Revenue	$—
Cost of revenue	—
Selling, general and administrative expenses	—

Operating income	—
Interest expense	(3)

Loss before income taxes	(3)
Income tax benefit	1

Net loss	$(2)

See Notes to Unaudited Financial Statements

THE ADT CORPORATION

BALANCE SHEET

As of June 29, 2012

(Unaudited)

June 29, 2012
($ in millions)
Assets
Deferred financing costs	$2
Deferred tax assets	1

Total Assets	$3

Liabilities and Stockholder’s Equity
Current Liabilities:
Due to Tyco and affiliates	$5

Total current liabilities	5
Total Liabilities	5

Commitments and contingencies

Stockholder’s Equity:
Parent company investment	(2)
Common Stock; 0.01 par value, 1,000 shares authorized, 100 shares issued and outstanding, and additional paid-in capital	—

Total Stockholder’s Equity	(2)

Total Liabilities and Stockholder’s Equity	$3

See Notes to Unaudited Financial Statements

THE ADT CORPORATION

STATEMENT OF CASH FLOWS

For the Five Months Ended June 29, 2012

(Unaudited)

June 29, 2012
($ in millions)
Cash Flows From Operating Activities:
Net loss	$(2)
Adjustments to reconcile net cash used in operating activities:
Deferred income taxes	(1)
Changes in assets and liabilities:
Deferred financing costs	(2)

Net cash used in operating activities	(5)

Cash Flows From Financing Activities:
Change in due to Tyco and affiliates	5

Net cash provided by financing activities	5

Net change in cash and cash equivalents	—
Cash and cash equivalents at beginning of period	—

Cash and cash equivalents at end of period	$—

See Notes to Unaudited Financial Statements

THE ADT CORPORATION

STATEMENT OF STOCKHOLDER’S EQUITY

For the Five Months Ended June 29, 2012

(Unaudited)

	Parent Company Investment	Common Stock	Total Stockholder’s Equity
	($ in millions)
Balance as of September 30, 2011	$—	$—	$—
Comprehensive loss:
Net loss	(2)		(2)

Total comprehensive loss			(2)

Balance as of June 29, 2012	$(2)	$—	$(2)

See Notes to Unaudited Financial Statements

THE ADT CORPORATION

NOTES TO UNAUDITED FINANCIAL STATEMENTS

1.	History and Description of the Company

On September 19, 2011, Tyco International Ltd. (“Tyco”) announced that its Board of Directors approved a plan to separate into three separate, publicly traded companies (the “Separation”), identifying the ADT North American Residential Security Business of Tyco, as one of those three companies. The Separation is expected to be completed by the end of the third calendar quarter of 2012 through a tax-free pro rata distribution (the “Distribution”). The ADT Corporation (the “Company”), a Delaware corporation, was formed on January 18, 2012 and capitalized on January 27, 2012 as a holding company for the purposes of being the parent company of Tyco’s ADT North American Residential Security Business upon completion of the Separation.

2.	Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation—The financial statements have been prepared in United States dollars (“USD”), in accordance with generally accepted accounting principles in the United States (“GAAP”). The financial statements included herein are unaudited, but in the opinion of management, such financial statements include all adjustments, consisting of normal recurring adjustments, necessary to summarize fairly the Company’s financial position, results of operations and cash flows for the interim period. The results reported in these financial statements should not be taken as indicative of results that may be expected for the entire year.

Parent Company Investment—Parent company investment in the balance sheet represents the Company’s accumulated net loss after taxes.

3.	Debt

On June 22, 2012, the Company entered into a new unsecured senior revolving credit facility with an aggregate commitment of $750 million (provided that until the Distribution has occurred and certain related conditions have been met, availability under the revolving credit facility will be limited to $250 million). This revolving credit facility is available to be used for working capital, capital expenditures and other corporate purposes, however, we do not anticipate drawing upon the facility at this time. Tyco is a guarantor under the revolving credit facility, which guarantee will be released and cancelled in connection with the Distribution. The interest rate for borrowings under the revolving credit facility is based on the London Interbank Offered Rate (“LIBOR”) or an alternative base rate, plus a spread, based upon the Company’s credit rating. To date, no amounts have been drawn under the revolving credit facility, therefore, the fair value as of June 29, 2012 was nil.

Additionally, on June 22, 2012, the Company entered into a 364-day bridge facility that provided for aggregate lending commitments in the amount of $2.25 billion. This facility was subsequently terminated on July 5, 2012 in connection with the $2.5 billion debt issuance discussed in Note 5—Subsequent Events.

4.	Related Party Transactions

The Company, Tyco and its affiliates pay for expenses on behalf of each other. As of June 29, 2012, we had $5 million of payables to Tyco and its affiliates related to the debt issuance costs incurred by the Company upon entering into the credit facilities discussed in Note 3—Debt. Debt issuance costs associated with the revolving credit facility totaled $2 million and are reflected as deferred financing costs on the balance sheet. Debt issuance costs associated with the 364-day bridge facility totaled $3 million and are reflected in interest expense in the Statement of Operations for the five months ended June 29, 2012. These costs were paid by Tyco affiliates on behalf of the Company during June of 2012.

5.	Subsequent Events

The Company has evaluated subsequent events through the time it issued its financial statements on August 29, 2012.

A series of transactions were initiated on June 30, 2012 in order to transfer to the Company certain assets and liabilities of Tyco International Ltd.’s ADT North American Residential Security Business that are necessary in advance of the Separation.

On July 5, 2012, the Company issued $2.5 billion aggregate principal amount of unsecured notes, of which $750 million aggregate principal amount of 2.25% notes will mature on July 15, 2017, $1.0 billion aggregate principal amount of 3.50% notes will mature on July 15, 2022, and $750 million aggregate principal amount of 4.875% notes will mature on July 15, 2042. Net cash proceeds from the issuance of this term indebtedness totaled approximately $2.47 billion and will be used to repay intercompany debt and to make other cash payments to Tyco International Ltd. to allow it to fund repurchases or redemptions of its indebtedness. Tyco International Ltd. is initially guaranteeing the notes, and its guarantee will be released and cancelled in connection with the Distribution. Interest is payable on January 15 and July 15 of each year, commencing on January 15, 2013. The Company may redeem each series of the notes, in whole or in part, at any time at a redemption price equal to the principal amount of the notes to be redeemed, plus a make-whole premium.